Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

dated as of November 22, 2017,

by and among

SHELL PIPELINE COMPANY LP,

EQUILON ENTERPRISES LLC D/B/A SHELL OIL PRODUCTS US,

SHELL MIDSTREAM PARTNERS, L.P.

AND

SHELL MIDSTREAM OPERATING LLC

i

ii

Exhibits

Exhibit A – Form of Triton Contribution Agreement

Exhibit B – Form of Triton Operating Agreement

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of November 22, 2017, by and among Shell Pipeline Company LP, a Delaware limited partnership (“SPLC”), Equilon Enterprises LLC d/b/a Shell Oil Products US, a Delaware limited liability company (“SOPUS”), Shell Midstream Partners, L.P., a Delaware limited partnership (“SHLX”), and Shell Midstream Operating LLC, a Delaware limited liability company that is wholly owned by SHLX (“Operating”).

RECITALS

WHEREAS, (a) SPLC owns (i) 22.9% of the issued and outstanding membership interests in Mars Oil Pipeline Company LLC, a Delaware limited liability company (“Mars”), (ii) 35.97% of the issued and outstanding common stock of Explorer Pipeline Company, a Delaware corporation (“Explorer”), and (iii) 41.48% of the issued and outstanding membership interests in LOCAP LLC, a Delaware limited liability company (“LOCAP”), and (b) SOPUS owns (i) 22.0% of the issued and outstanding membership interests in Odyssey Pipeline LLC, a Delaware limited liability company (“Odyssey”), and (ii) 100% of the membership interests in Triton West LLC, a Delaware limited liability company (“Triton”);

WHEREAS, on the Closing Date as of the time immediately prior to the Effective Time, SOPUS will contribute to Triton, and Triton will accept, the Triton Terminals pursuant to the Triton Contribution Agreement;

WHEREAS, SPLC and SOPUS desire to sell to SHLX or its designee, and SHLX desires to accept and acquire or to cause its designee to accept and acquire, their respective interests in the following: (i) 22.9% of the issued and outstanding membership interests in Mars (the “Mars Subject Interests”), (ii) 10.0% of the issued and outstanding common stock of Explorer (the “Explorer Subject Interests”), (iii) 41.48% of the issued and outstanding membership interests in LOCAP (the “LOCAP Subject Interests”), (iv) 22.0% of the issued and outstanding membership interests in Odyssey (the “Odyssey Subject Interests”), and (v) 100% of the issued and outstanding membership interests in Triton (the “Triton Subject Interests” and collectively with the Mars Subject Interests, the Explorer Subject Interests, LOCAP Subject Interests and the Odyssey Subject Interests, the “Subject Interests”) in accordance with the terms of this Agreement (the “Transaction”);

WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of Shell Midstream Partners GP LLC, the general partner of SHLX (the “General Partner”), has previously (i) received an opinion of Tudor, Pickering, Holt & Co., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the consideration to be paid by SHLX pursuant to the Transaction is fair, from a financial point of view, to SHLX, and (ii) based on the belief of the members of the Conflicts Committee that the consummation of the Transaction on the terms and conditions set forth in this Agreement would not be adverse to the best interests of the Partnership Group (as defined in the First Amended and Restated Agreement of Limited Partnership of SHLX dated as of November 3, 2014 (the “Partnership Agreement”)), unanimously approved the Transaction, such approval constituting “Special Approval” for purposes of the Partnership Agreement, and unanimously recommended that the Board of Directors approve the Transaction and (b) subsequently, the Board of Directors has approved the Transaction.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate,” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that such term when used (a) with respect to SPLC or SOPUS, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with SPLC or SOPUS, excluding SHLX, the General Partner, Operating and its subsidiaries and equity interests, and (b) with respect to SHLX, the term “Affiliate” shall mean only the General Partner, Operating and Operating’s subsidiaries and equity interests. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” has the meaning set forth in Section 3.3(a).

“Assets” means the Mars Assets, the Explorer Assets, the LOCAP Assets, the Odyssey Assets and the Triton Assets, taken as a whole.

“Assignment Agreements” means: (i) the Assignment Agreement among SPLC, SHLX, and Operating dated as of the Closing Date relating to the Mars Subject Interests (the “Mars Assignment Agreement”), (ii) the Assignment Agreement among SPLC, SHLX, and Operating dated as of the Closing Date relating to the Explorer Subject Interests (the “Explorer Assignment Agreement”), (iii) the Assignment Agreement among SPLC, SHLX, and Operating dated as of the Closing Date relating to the LOCAP Subject Interests (the “LOCAP Assignment Agreement”), (iv) the Assignment Agreement among SOPUS, SHLX, and Operating dated as of the Closing Date relating to the Odyssey Subject Interests (the “Odyssey Assignment Agreement”), and (v) the Assignment Agreement among SOPUS, SHLX and Operating dated as of the Closing Date relating to the Triton Subject Interests (the “Triton Assignment Agreement”).

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Business Day” means any day except a Saturday, a Sunday and any day in which in Houston, Texas, United States shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Ceiling Amount” has the meaning ascribed to such term in Section 8.6(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conflicts Committee” has the meaning ascribed to such term in the recitals.

“Consideration” means Eight Hundred Twenty-Five Million United States Dollars ($825,000,000).

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Deductible Amount” has the meaning ascribed to such term in Section 8.6(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Direct Claim” has the meaning ascribed to such term in Section 8.5.

“Disclosure Letter” has the meaning ascribed to such term in Article III.

“Dispute” has the meaning ascribed to such term in Section 9.4(a).

“Effective Time” means 12:01 a.m., Central Standard Time, on the Closing Date.

“Environmental Laws” means, without limitation, the following laws, in effect, and as interpreted and enforced, as of the Closing Date: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to-Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act; (l) the Federal Insecticide, Fungicide and Rodenticide Act; (m) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities; and (n) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment and health and safety, including the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Explorer” has the meaning ascribed to such term in the recitals.

“Explorer Assets” means all of the assets owned by Explorer, including the Explorer Pipeline.

“Explorer Financial Statements” has the meaning ascribed to such term in Section 3.5(c).

“Explorer Permits” has the meaning ascribed to such term in Section 3.11(f).

“Explorer Pipeline” means the Explorer common carrier petroleum products pipeline system, comprised of approximately 1,830 miles of pipeline, which is regulated by the FERC, extending from the Gulf of Mexico to the Midwest.

“Explorer Shareholders Agreement” means that certain Shareholders Agreement, dated January 1, 2016, by and among the shareholders of Explorer.

“Explorer Subject Interests” has the meaning ascribed to such term in the recitals.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Advisor” has the meaning ascribed to such term in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the recitals.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality, whether foreign or domestic.

“Hazardous Materials” means (a) any substance, whether solid, liquid or gaseous, that (i) is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law or (ii) is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; (b) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, refined petroleum products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (c) naturally occurring radioactive material, radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (d) any substance, whether solid, liquid or gaseous, that causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights, (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Interstate Commerce Act” means the version of the Interstate Commerce Act under which FERC regulates oil pipelines, 49 U.S.C. app. §§ 1, et seq. (1988), and the regulations promulgated by the FERC thereunder.

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel after due inquiry. The designated personnel for SPLC, SOPUS and SHLX are set forth on Appendix A.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“LOCAP” has the meaning ascribed to such term in the recitals.

“LOCAP Agreement” means the Amended and Restated Limited Liability Company Agreement of LOCAP, dated April 1, 2003.

“LOCAP Assets” means all of the assets owned by LOCAP, including the LOCAP Pipeline and terminal facility located at St. James, Louisiana.

“LOCAP Financial Statements” has the meaning ascribed to such term in Section 3.5(e).

“LOCAP Permits” has the meaning ascribed to such term in Section 3.11(k).

“LOCAP Pipeline” means the LOCAP crude pipeline system, comprised of approximately 55 miles of pipeline, which is regulated by the FERC, that connects the LOOP Clovelly storage facility to the terminal facility in St. James, Louisiana.

“LOCAP Subject Interests” has the meaning ascribed to such term in the recitals.

“Mars” has the meaning ascribed to such term in the recitals.

“Mars Agreement” means the Limited Liability Company Agreement of Mars dated June 2, 2017.

“Mars Assets” means all of the assets owned by Mars, including the Mars Pipeline.

“Mars Financial Statements” has the meaning ascribed to such term in Section 3.5(a).

“Mars Permits” has the meaning ascribed to such term in Section 3.11(a).

“Mars Pipeline” means the Mars crude pipeline system, comprised of approximately 163 miles of pipeline, a portion of which is regulated by the FERC and/or Louisiana Public Service Commission, terminating at LOOP LLC’s trading and distribution hub in Clovelly, Louisiana, where Mars’ main storage cavern, leased from LOOP LLC, completes the pipeline.

“Mars Subject Interests” has the meaning set forth in the recitals.

“Mars Voting Agreement” means that certain Voting Agreement dated as of November 3, 2014 by and between SHLX and SPLC.

“Material Contract” has the meaning ascribed to such term in Section 3.12(a).

“Minimum Claim Amount” has the meaning ascribed to such term in Section 8.6(a).

“Notice” has the meaning ascribed to such term in Section 9.3.

“OCSLA” has the meaning ascribed to such term in Section 3.19.

“Odyssey” has the meaning ascribed to such term in the recitals.

“Odyssey Agreement” means the Limited Liability Company Agreement of Odyssey, dated August 1, 1997, as amended by the First Amendment to the Limited Liability Company Agreement of Odyssey dated July 15, 2002, the Amendment to Limited Liability Company Agreement of Odyssey dated April 29, 2003 (second amendment), the Amendment No. 2 to the Limited Liability Company Agreement of Odyssey dated November 1, 2005 (third amendment), the Fourth Amendment to the Limited Liability Company Agreement of Odyssey dated June 22, 2016, and the Fifth Amendment to the Limited Liability Company Agreement of Odyssey dated effective October 1, 2016.

“Odyssey Assets” means all of the assets owned by Odyssey, including the Odyssey Pipeline.

“Odyssey Financial Statements” has the meaning ascribed to such term in Section 3.5(g).

“Odyssey Permits” has the meaning ascribed to such term in Section 3.11(p).

“Odyssey Pipeline” means the Odyssey crude pipeline system, comprised of approximately 106 miles of pipeline in the eastern Gulf of Mexico.

“Odyssey Subject Interests” has the meaning ascribed to such term in the recitals.

“Omnibus Agreement” means that certain Omnibus Agreement among SPLC, SHLX, the General Partner, Operating and Shell Oil Company, dated as of November 3, 2014.

“Operating” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” has the meaning ascribed to such term in the recitals.

“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Assets to which they pertain or the Sellers’ ability to perform their respective obligations hereunder with respect thereto; (d) Liens for Taxes that are not yet due and payable; (e) pipeline, utility and similar easements and other rights in respect of surface operations; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Assets; (g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights-of-way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance; and (h) all Liens and interests described on Section 1.1 of the Disclosure Letter.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Purchasers” (individually, a “Purchaser”) has the meaning ascribed to such term in Section 2.1.

“Rules” has the meaning ascribed to such term in Section 9.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Material Adverse Effect” means a material adverse effect on or a material adverse change in (a) the value or operation of the Assets, taken as a whole, or the business, operations or financial condition of Explorer, LOCAP, Mars, Odyssey, and Triton, taken as a whole, other than any effect or change (i) that impacts the offshore or onshore crude oil, natural gas or refinery gas transportation, storage, or terminalling industry generally (including any change in the prices of crude oil, natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (ii) in United States or global political or economic conditions or financial markets in general, or (iii) resulting from the announcement of the transactions contemplated by this Agreement and the taking of any actions contemplated by this Agreement, provided, that in the case of clauses (i) and (ii), the impact on any component of the Assets is not materially disproportionate to the impact on similarly situated assets in the offshore or onshore crude oil, natural gas or refinery gas transportation, storage, or terminalling industry, as applicable, or (b) the ability of either or both of the Sellers to perform its respective obligations under this Agreement and/or the other Transaction Documents to which a Seller is a party or to consummate the transactions contemplated hereby or thereby.

“Seller Indemnified Parties” has the meaning ascribed to such term in Section 8.2.

“Sellers” (individually, a “Seller”) has the meaning ascribed to such term in Section 2.1.

“SHLX” has the meaning ascribed to such term in the preamble.

“SHLX Closing Certificate” has the meaning ascribed to such term in Section 7.2(a).

“SHLX Indemnified Parties” has the meaning ascribed to such term in Section 8.1.

“SHLX Material Adverse Effect” means a material adverse effect on or a material adverse change in the ability of either of SHLX or Operating to perform its respective obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

“SOPUS” has the meaning ascribed to such term in the preamble.

“SOPUS Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).

“Special Approval” has the meaning ascribed to such term in the recitals.

“SPLC” has the meaning ascribed to such term in the preamble.

“SPLC Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).

“Subject Interests” has the meaning ascribed to such term in the recitals.

“Subject Interest Distributions” has the meaning ascribed to such term in Section 2.4(a).

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, margin, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Terminalling Services Agreements” means the Terminalling Services Agreement (Pacific NW), the Terminalling Services Agreement (Midwest) and the Terminalling Services Agreement (Southwest), collectively.

“Terminalling Services Agreement (Midwest)” means that certain Terminalling Services Agreement, dated the Closing Date, by and between SOPUS and Triton related to the Triton Terminal located in the midwest region of the United States.

“Terminalling Services Agreement (Pacific NW)” means that certain Terminalling Services Agreement, dated the Closing Date, by and between SOPUS and Triton related to the Triton Terminals located in Pacific northwest region of the United States.

“Terminalling Services Agreement (Southwest)” means that certain Terminalling Services Agreement, dated the Closing Date, by and between SOPUS and Triton related to the Triton Terminal located in the southwest region of the United States.

“Transaction” has the meaning ascribed to such term in the recitals.

“Transaction Documents” means this Agreement, the Assignment Agreements, the Terminalling Services Agreements, the Triton Operating Agreement, any certificates delivered by any of the parties at the Closing and any other documents of conveyance or other related documents contemplated to be entered into in connection with this Agreement and the transactions contemplated hereby with respect to which any of the Sellers or Purchasers are parties.

“Transfer Tax” has the meaning ascribed to such term in Section 6.3.

“Tribunal” has the meaning ascribed to such term in Section 9.4(b).

“Triton” has the meaning ascribed to such term in the recitals.

“Triton Agreement” means the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Time, of Triton.

“Triton Assets” means all of the assets owned by Triton, including the Triton Terminals.

“Triton Contribution Agreement” means the Contribution Agreement, substantially in the form of Exhibit A, by and between SOPUS and Triton and dated as of the date hereof.

“Triton Financial Statements” has the meaning ascribed to such term in Section 3.5(i).

“Triton Operating Agreement” means an Operating and Administrative Management Agreement, substantially in the form of Exhibit B, to be executed between Triton and the General Partner, to be effective as of the Effective Time, in which the General Partner will provide certain services to Triton relating to the Triton Terminals.

“Triton Permits” has the meaning set forth in Section 3.11(u).

“Triton Terminals” means those terminals and related assets described in the Triton Contribution Agreement.

Section 1.2 Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Letter,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Letter, Exhibit, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural; and (f) the terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” “hereto” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

ARTICLE II

PURCHASE AND SALE AND CLOSING

Section 2.1 Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement and in the other Transaction Documents, at the Closing, SPLC and SOPUS (collectively, the “Sellers” and individually, a “Seller”) shall each sell, transfer, assign, and convey its respective Subject Interests to Operating in its capacity as designee of SHLX (together with SHLX, the “Purchasers” and individually, a “Purchaser”), free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and the Purchasers shall accept and acquire the Subject Interests from the Sellers.

Section 2.2 Consideration.

The aggregate amount of cash consideration for the Subject Interests to be paid by SHLX to the Sellers shall be the Consideration.

Section 2.3 Closing.

(a)    The closing of the Transaction (the “Closing”) shall take place as provided in this Section 2.3, but if the Closing occurs, the Transaction, including the transfer to Operating, in its capacity as designee of SHLX, of the risk of loss and reward relating to the Subject Interests shall be effective as of the Effective Time. The Closing will be held at the offices of SPLC at 150 N. Dairy Ashford, Houston, Texas 77079 on December 1, 2017, commencing at 9:00 a.m., Houston time, or such other place, date and time or means (including by electronic means), as may be mutually agreed upon by the parties hereto.

(b)    At the Closing, SHLX, Operating or their respective designee(s) shall deliver, or cause to be delivered, the following:

(i)	to SPLC or its designee(s), on behalf of the Sellers, the Consideration by wire transfer in immediately available funds to an account of SPLC or such designee(s) to be designated by SPLC, which designation shall be made not less than two (2) business days prior to the Closing;

(ii)	to SPLC, a duly executed counterpart of each of the Mars Assignment Agreement, the Explorer Assignment Agreement and the LOCAP Assignment Agreement;

(iii)	to SPLC, a duly executed counterpart of an amendment to the Mars Agreement updating the ownership exhibit to reflect the transfer of the Mars Subject Interests pursuant to this Agreement;

(iv)	to SPLC, a duly executed counterpart of the termination of the Mars Voting Agreement;

(v)	to SPLC, a duly executed counterpart of an amendment to the LOCAP Agreement updating the ownership exhibit to reflect the transfer of the LOCAP Subject Interests pursuant to this Agreement;

(vi)	to SOPUS, a duly executed counterpart of each of the Odyssey Assignment Agreement and the Triton Assignment Agreement;

(vii)	to SOPUS, a duly executed counterpart of an amendment to the Odyssey Agreement updating the ownership exhibit to reflect the transfer of the Odyssey Subject Interests pursuant to this Agreement;

(viii)	to the General Partner, a duly executed counterpart of the Triton Operating Agreement;

(ix)	to SOPUS, a duly executed counterpart of each of the Terminalling Services Agreements;

(x)	to the Sellers, a certificate of good standing of recent date of each of SHLX and Operating; and

(xi)	to the Sellers, the SHLX Closing Certificate.

(c)    At the Closing, SPLC or its designee shall deliver, or cause to be delivered, to SHLX or its designee, the following:

(i)	a duly executed counterpart of each of the Mars Assignment Agreement, the Explorer Assignment Agreement and the LOCAP Assignment Agreement;

(ii)	a duly executed notice of transfer to Mars delivered pursuant to the Mars Agreement;

(iii)	a duly executed counterpart of an amendment to the Mars Agreement updating the ownership exhibit to reflect the transfer of the Mars Subject Interests pursuant to this Agreement;

(iv)	a duly executed counterpart of the termination of the Mars Voting Agreement;

(v)	a duly executed counterpart of an amendment to the LOCAP Agreement updating the ownership exhibit to reflect the transfer of the LOCAP Subject Interests pursuant to this Agreement;

(vi)	a counterpart of the Triton Operating Agreement, duly executed by the General Partner;

(vii)	a certificate of good standing of recent date for each of SPLC, Mars, Explorer and LOCAP;

(viii)	foreign qualification certificates of recent date for each of Mars, Explorer and LOCAP in the jurisdictions set forth on Appendix B;

(ix)	a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2); and

(x)	the SPLC Closing Certificate, duly executed by SPLC.

(d)    At the Closing, SOPUS or its designee shall deliver, or cause to be delivered, to SHLX or its designee, the following:

(i)	a duly executed counterpart of each of the Odyssey Assignment Agreement and the Triton Assignment Agreement;

(ii)	a duly executed notice of transfer to Odyssey and the other member of Odyssey, delivered pursuant to the Odyssey Agreement;

(iii)	a duly executed counterpart of an amendment to the Odyssey Agreement updating the ownership exhibit to reflect the transfer of the Odyssey Subject Interests pursuant to this Agreement;

(iv)	a duly executed counterpart of each of the Terminalling Services Agreements;

(v)	certificates of good standing of recent date for each of SOPUS, Odyssey and Triton;

(vi)	foreign qualification certificates of recent date for each of SOPUS, Odyssey and Triton in the jurisdictions set forth on Appendix B;

(vii)	a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2); and

(viii)	the SOPUS Closing Certificate, duly executed by SOPUS.

(e)    The parties hereto agree to deliver such other certificates, instruments of conveyance and documents as may be reasonably requested by another party hereto not less than two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 2.4 Subject Interest Distributions.

(a)    For the avoidance of doubt, Purchaser shall be entitled to receive any and all dividends or other distributions payable in cash, equity securities or other property declared, set aside or paid by Mars, Explorer, LOCAP, Odyssey or Triton on their respective equity interests with respect to the period beginning October 1, 2017, in the case of Mars, Explorer, Odyssey and Triton, and beginning July 1, 2017, in the case of LOCAP, and ending December 31, 2017 (and such dividends or distributions are referred to herein as the “Subject Interest Distributions”), giving effect to the Purchasers’ acquisition of such Subject Interests solely for the purpose of any such Subject Interest Distributions as of October 1, 2017, in the case of Mars, Explorer, Odyssey and Triton, and as of July 1, 2017, in the case of LOCAP.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers each hereby represent and warrant, as applicable, to the Purchasers that, except as disclosed in the disclosure letter delivered to the Purchasers on the date of this Agreement (“Disclosure Letter”) (it being understood that any information set forth on any section of the Disclosure Letter shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):

Section 3.1 Organization.

(a)    SPLC is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)    SOPUS is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)    Mars is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(d)    LOCAP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(e)    Explorer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(f)    Odyssey is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(g)    Triton is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(h)    SPLC and SOPUS have made available to SHLX true and complete copies of the organizational documents of Mars, Explorer, LOCAP, Odyssey and Triton, as applicable.

Section 3.2 Authority and Approval.

(a)    SPLC has full limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which SPLC is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by SPLC of this Agreement and the other Transaction Documents to which SPLC is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SPLC have been duly authorized and approved by all requisite limited partnership action on the part of SPLC.

(b)    SOPUS has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which SOPUS is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by SOPUS of this Agreement and the other Transaction Documents to which SOPUS is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SOPUS have been duly authorized and approved by all requisite limited liability company action on the part of SOPUS.

(c)    This Agreement has been duly executed and delivered by each of SPLC and SOPUS and constitutes the valid and legally binding obligation of each of SPLC and SOPUS, enforceable against each entity in accordance with its terms, and, upon the execution of the other Transaction Documents to which SPLC or SOPUS is a party, such other Transaction Documents will be duly executed and delivered by SPLC or SOPUS, as applicable, and constitute the valid and legally binding obligations of SPLC or SOPUS, as applicable, enforceable against SPLC or SOPUS, as applicable, in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3 No Conflict; Consents.

Except as set forth on Section 3.3 of the Disclosure Letter:

(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which SPLC or SOPUS is a party by SPLC or SOPUS, as applicable, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of SPLC, SOPUS, Mars,

Explorer, LOCAP, Odyssey or Triton; (ii) conflict with or violate any provision of any law (including common law) or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SPLC, SOPUS, Mars, Explorer, LOCAP, Odyssey, Triton or the Assets (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which SPLC, SOPUS, Mars, Explorer, LOCAP, Odyssey or Triton is a party or by which any of them are bound or to which any of the Assets are subject; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Assets or on the Subject Interests under any such indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect or result in any material liability or obligation of SHLX or Operating (other than any liability or obligation hereunder); and

(b)    No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to SPLC, SOPUS, Mars, Explorer, LOCAP, Odyssey or Triton with respect to the Subject Interests or the Assets in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which SPLC or SOPUS is a party or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4 Capitalization; Title to Subject Interests.

Except as set forth on Section 3.4 of the Disclosure Letter:

(a)    SPLC and SOPUS own, beneficially and of record, respectively, the Mars Subject Interests, the Explorer Subject Interests, the LOCAP Subject Interests, the Odyssey Subject Interests and the Triton Subject Interests and will each convey at Closing good title, free and clear of all Liens, to the Mars Subject Interests, the Explorer Subject Interests, the LOCAP Subject Interests, the Odyssey Subject Interests and the Triton Subject Interests, respectively, to SHLX or its designee. Except: (i) as expressly provided in the Explorer Shareholders Agreement, (ii) for the sale of the Subject Interests contemplated by this Agreement, and (iii) for restrictions under applicable federal and state securities laws, the Subject Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Subject Interests, stockholders agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxy arrangements. The Mars Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act). The Explorer

Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable. The LOCAP Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act). The Odyssey Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act). The Triton Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

(b)    There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Mars any equity interests of or in Mars, (ii) no commitments on the part of Mars to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Mars reserved for issuance for any such purpose. Mars has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except for this Agreement and the Mars Voting Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Mars. Mars owns no equity interests in any other Person.

(c)    There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Explorer any equity interests of or in Explorer, (ii) no commitments on the part of Explorer to issue shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Explorer reserved for issuance for any such purpose. Explorer has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except for this Agreement and the Explorer Shareholders Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Explorer. Explorer owns no equity interests in any other Person.

(d)    There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from LOCAP any equity interests of or in LOCAP, (ii) no commitments on the part of LOCAP to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of LOCAP reserved for issuance for any such purpose. LOCAP has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of LOCAP. LOCAP owns no equity interests in any other Person.

(e)    There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Odyssey any equity interests of or in Odyssey, (ii) no commitments on the part of Odyssey to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Odyssey reserved for issuance for any such purpose. Odyssey has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Odyssey. Odyssey owns no equity interests in any other Person.

(f)    There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Triton any equity interests of or in Triton, (ii) no commitments on the part of Triton to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Triton reserved for issuance for any such purpose. Triton has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Triton. Triton owns no equity interests in any other Person.

Section 3.5 Financial Information; Undisclosed Liabilities.

(a)    SPLC has provided to SHLX a true and complete copy of each of the audited financial statements as of December 31, 2016 of Mars on a consolidated basis and the unaudited interim financial statements as of September 30, 2017 of Mars on a consolidated basis (together, the “Mars Financial Statements”). The Mars Financial Statements present fairly in all material respects the financial position of Mars as of the respective dates thereof. There are no material off-balance sheet arrangements of Mars. The Mars Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented (except as may be indicated in the notes thereto).

(b)    Except as set forth on Section 3.5(b) of the Disclosure Letter, there are no liabilities or obligations of Mars of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Mars Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2016, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that are not material.

(c)    SPLC has provided to SHLX a true and complete copy of the audited financial statements as of December 31, 2016 of Explorer on a consolidated basis (the “Explorer Financial Statements”). The Explorer Financial Statements present fairly in all material respects the financial position of Explorer as of the date thereof. There are no material off-balance sheet arrangements of Explorer. The Explorer Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented.

(d)    Except as set forth on Section 3.5(d) of the Disclosure Letter, there are no liabilities or obligations of Explorer of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Explorer Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2016, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that are not material.

(e)    SPLC has provided to SHLX a true and complete copy of the audited financial statements as of December 31, 2016 of LOCAP on a consolidated basis (the “LOCAP Financial Statements”). The LOCAP Financial Statements present fairly in all material respects the financial position of LOCAP as of the date thereof. There are no material off-balance sheet arrangements of LOCAP. The LOCAP Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented.

(f)    Except as set forth on Section 3.5(f) of the Disclosure Letter, there are no liabilities or obligations of LOCAP of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the LOCAP Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2016, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that are not material.

(g)    SOPUS has provided to SHLX a true and complete copy of the audited financial statements as of December 31, 2016 of Odyssey on a consolidated basis (the “Odyssey Financial Statements”). The Odyssey Financial Statements present fairly in all material respects the financial position of Odyssey as of the date thereof. There are no material off-balance sheet arrangements of Odyssey. The Odyssey Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented.

(h)     Except as set forth on Section 3.5(h) of the Disclosure Letter, there are no liabilities or obligations of Odyssey of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Odyssey Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2016, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that are not material.

(i)    SOPUS has provided to SHLX a true and complete copy of the audited financial statements as of December 31, 2016 of Triton on a consolidated basis (the “Triton Financial Statements”). The Triton Financial Statements present fairly in all material respects the financial position of Triton as of the date thereof. There are no material off-balance sheet arrangements of Triton. The Triton Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented.

(j)     Except as set forth on Section 3.5(j) of the Disclosure Letter, there are no liabilities or obligations of Triton of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Triton Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2016, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that are not material.

Section 3.6 Title to Mars, Explorer, LOCAP, Odyssey and Triton Properties.

(a)    Mars has (i) good and marketable fee simple title to the owned real property used or held for use by Mars for the conduct of Mars’ business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(a) of the Disclosure Letter) and (ii) a valid, binding, and enforceable leasehold interest in each of the leased properties used or held for use by Mars for the conduct of Mars’ business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(a) of the Disclosure Letter).

(b)    Explorer has (i) good and marketable fee simple title to the owned real property used or held for use by Explorer for the conduct of Explorer’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(b) of the Disclosure Letter) and (ii) a valid, binding, and enforceable leasehold interest in each of the leased properties used or held for use by Explorer for the conduct of Explorer’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(b) of the Disclosure Letter).

(c)    LOCAP has (i) good and marketable fee simple title to the owned real property used or held for use by LOCAP for the conduct of LOCAP’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(c) of the Disclosure Letter) and (ii) a valid, binding, and enforceable leasehold interest in each of the leased properties used or held for use by LOCAP for the conduct of LOCAP’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(c) of the Disclosure Letter).

(d)    Odyssey has (i) good and marketable fee simple title to the owned real property used or held for use by Odyssey for the conduct of Odyssey’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(d) of the Disclosure Letter) and (ii) a valid, binding, and enforceable leasehold interest in each of the leased properties used or held for use by Odyssey for the conduct of Odyssey’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(d) of the Disclosure Letter).

(e)    Triton has (i) good and marketable fee simple title to the owned real property used or held for use by Triton for the conduct of Triton’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(e) of the Disclosure Letter) and (ii) a valid, binding, and enforceable leasehold interest in each of the leased properties used or held for use by Triton for the conduct of Triton’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6(e) of the Disclosure Letter).

Section 3.7 Litigation; Laws and Regulations.

Except as set forth on Section 3.7(a) of the Disclosure Letter:

(a)    there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to SPLC’s Knowledge, threatened against Mars, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Mars or (iii) pending or, to SPLC’s Knowledge, threatened investigations by any Governmental Authority against Mars, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; and

(b)    Mars is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Except as set forth on Section 3.7(c) of the Disclosure Letter:

(c)    there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to SPLC’s Knowledge, threatened against Explorer, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Explorer or (iii) pending or, to SPLC’s Knowledge, threatened investigations by any Governmental Authority against Explorer, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; and

(d)    Explorer is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Except as set forth on Section 3.7(e) of the Disclosure Letter:

(e)    there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to SPLC’s Knowledge, threatened against LOCAP, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against LOCAP or (iii) pending or, to SPLC’s Knowledge, threatened investigations by any Governmental Authority against LOCAP, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; and

(f)    Explorer is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Except as set forth on Section 3.7(g) of the Disclosure Letter:

(g)    there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to SOPUS’s Knowledge, threatened against Odyssey, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Odyssey or (iii) pending or, to SOPUS’s Knowledge, threatened investigations by any Governmental Authority against Odyssey, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; and

(h)    Odyssey is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Except as set forth on Section 3.7(i) of the Disclosure Letter:

(i)    there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to SOPUS’s Knowledge, threatened against Triton, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Triton or (iii) pending or, to SOPUS’s Knowledge, threatened investigations by any Governmental Authority against Triton, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; and

(j)    Triton is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.8 No Adverse Changes.

Except as set forth on Section 3.8 of the Disclosure Letter, since December 31, 2016:

(a)    there has not been a Seller Material Adverse Effect; and

(b)    there has not been any damage, destruction or loss to any material portion of the Assets, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).

Section 3.9 Taxes.

(a)    Except as would not reasonably be expected to have a Seller Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to Mars, Explorer, LOCAP, Odyssey, Triton, the Mars Assets, the Odyssey Assets, the Triton Assets or the operations thereof have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by Mars, Odyssey, Triton, or any of their Affiliates with respect to Mars, Odyssey, Triton, the Mars Assets, the Odyssey Assets, the Triton Assets or the operations of thereof, as applicable, which are or have become due, have been timely paid; (iii) there are no Liens on any of the Mars Assets, the Odyssey Assets or the Triton Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Assets other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Mars, Odyssey, Triton, the Mars Assets, the Odyssey Assets, the Triton Assets or the operations of Mars, Odyssey or Triton; (v) except with respect to extensions of time to file Tax Returns obtained in the ordinary course of business, there is not in force any outstanding agreement or waiver by or with respect to Mars, Odyssey, Triton, the Mars Assets, the Odyssey Assets, the Triton Assets or the operations of Mars, Odyssey or Triton extending the period for assessment or collection of any Tax; and (vi) none of Mars, Odyssey or Triton is a party to any Tax allocation or Tax sharing agreement that will be binding on such entity after Closing.

(b)    For U.S. federal income tax purposes, (i) each of Mars and Odyssey is treated as a partnership for U.S. federal income tax purposes and has in effect or shall be eligible to make an election pursuant to Section 754 of the Code, (ii) LOCAP has elected to be treated as a corporation, and (iii) since its formation, Triton has been treated as an entity disregarded from its owner.

Section 3.10 Environmental Matters.

Except as disclosed in Section 3.10 of the Disclosure Letter, or as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect:

(a)    each of Mars, Explorer, LOCAP and their respective assets, operations and businesses are in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws;

(b)    no circumstances exist to the knowledge of SPLC with respect to Mars, Explorer, LOCAP or their respective assets, operations or businesses that give rise to an obligation or Damages of Mars, Explorer, LOCAP or their respective operators related to the investigation, remediation or other action necessary to address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)    none of Mars, Explorer or LOCAP has received any written communication from a Governmental Authority that remains unresolved alleging that any of Mars, Explorer or LOCAP may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)    none of Mars, Explorer, LOCAP or their respective assets, operations or businesses are subject to any pending or, to the Knowledge of SPLC, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)    all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Mars, Explorer or LOCAP, as applicable, under any Environmental Law in connection with its assets, operations and businesses have been duly obtained or filed, are valid and currently in effect, and each of Mars, Explorer, LOCAP and their respective assets, operations and businesses are in compliance with such authorizations; and

(f)    since January 1, 2015, there has been no discharge, disposal or arrangement for disposal of any Hazardous Material into the environment by any of Mars, Explorer, LOCAP or their respective assets, operations or businesses, or, to the Knowledge of SPLC, by a third party except in compliance with applicable Environmental Law and in a manner that would not be expected to give rise to any material liability under Environmental Laws.

(g)    each of Odyssey and Triton and their respective assets, operations and businesses are in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws;

(h)    no circumstances exist to the knowledge of SOPUS with respect to each of Odyssey and Triton or their respective assets, operations or businesses that give rise to an obligation or Damages of Odyssey, Triton or their respective operators related to the investigation, remediation or other action necessary to address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(i)    neither Odyssey or Triton has received any written communication from a Governmental Authority that remains unresolved alleging that Odyssey or Triton, as applicable, may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(j)    none of Odyssey, Triton, or their respective assets, operations or businesses are subject to any pending or, to the Knowledge of SOPUS, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(k)    all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Odyssey or Triton, as applicable, under any Environmental Law in connection with its respective assets, operations and businesses have been duly obtained or filed, are valid and currently in effect, and each of Odyssey, Triton and their respective assets, operations and businesses are in compliance with such authorizations; and

(l)    since January 1, 2015, there has been no discharge, disposal or arrangement for disposal of any Hazardous Material into the environment by either Odyssey, Triton or their respective assets, operations or businesses, or, to the Knowledge of SOPUS, by a third party except in compliance with applicable Environmental Law and in a manner that would not be expected to give rise to any material liability under Environmental Laws.

Section 3.11 Licenses; Permits.

Except as set forth in Section 3.11 of the Disclosure Letter:

(a)    Mars has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Mars Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

(b)    All Mars Permits are validly held by Mars or its operator and are in full force and effect, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(c)    Mars has complied with all terms and conditions of the Mars Permits, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(d)    There is no outstanding written notice nor, to SPLC’s Knowledge, any other notice of revocation, cancellation or termination of any Mars Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(e)    No proceeding is pending or, to SPLC’s Knowledge, threatened with respect to any alleged failure by Mars to have any material Mars Permit necessary for the operation of any of the Mars Assets or the conduct of Mars’s business.

Except as set forth in Section 3.11 of the Disclosure Letter:

(f)    Explorer has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Explorer Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

(g)    All Explorer Permits are validly held by Explorer or its operator and are in full force and effect, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(h)    Explorer has complied with all terms and conditions of the Explorer Permits, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(i)    There is no outstanding written notice nor, to SPLC’s Knowledge, any other notice of revocation, cancellation or termination of any Explorer Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(j)    No proceeding is pending or, to SPLC’s Knowledge, threatened with respect to any alleged failure by Explorer to have any material Explorer Permit necessary for the operation of any of the Explorer Assets or the conduct of Explorer’s business.

Except as set forth in Section 3.11 of the Disclosure Letter:

(k)    LOCAP has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “LOCAP Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

(l)    All LOCAP Permits are validly held by LOCAP or its operator and are in full force and effect, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(m)    LOCAP has complied with all terms and conditions of the LOCAP Permits, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(n)    There is no outstanding written notice nor, to SPLC’s Knowledge, any other notice of revocation, cancellation or termination of any LOCAP Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(o)    No proceeding is pending or, to SPLC’s Knowledge, threatened with respect to any alleged failure by LOCAP to have any material LOCAP Permit necessary for the operation of any of the LOCAP Assets or the conduct of LOCAP’s business.

Except as set forth in Section 3.11 of the Disclosure Letter:

(p)    Odyssey has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Odyssey Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

(q)    All Odyssey Permits are validly held by Odyssey or its operator and are in full force and effect, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(r)     Odyssey has complied with all terms and conditions of the Odyssey Permits, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(s)     There is no outstanding written notice nor, to SOPUS’s Knowledge, any other notice of revocation, cancellation or termination of any Odyssey Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(t)     No proceeding is pending or, to SOPUS’s Knowledge, threatened with respect to any alleged failure by Odyssey to have any material Odyssey Permit necessary for the operation of any of the Odyssey Assets or the conduct of Odyssey’s business.

Except as set forth in Section 3.11 of the Disclosure Letter:

(u)    Triton has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Triton Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

(v)    All Triton Permits are validly held by Triton or its operator and are in full force and effect, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(w)     Triton has complied with all terms and conditions of the Triton Permits, except as would not reasonably be expected to have a Seller Material Adverse Effect.

(x)     There is no outstanding written notice nor, to SOPUS’s Knowledge, any other notice of revocation, cancellation or termination of any Triton Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(y)     No proceeding is pending or, to SOPUS’s Knowledge, threatened with respect to any alleged failure by Triton to have any material Triton Permit necessary for the operation of any of the Triton Assets or the conduct of Triton’s business.

Section 3.12 Material Contracts.

(a)     Section 3.12(a) of the Disclosure Letter contains a true and complete listing (redacted as applicable to comply with regulatory requirements) of the following contracts and other agreements to which, as of the date of this Agreement, Mars, Explorer, LOCAP, Odyssey or Triton is a party or to which the Mars Assets, Explorer Assets, LOCAP Assets, Odyssey Assets or Triton Assets are subject (each such contract or agreement, along with all amendments and supplements thereto, being referred to herein as a “Material Contract”):

(i)    contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)    contracts containing covenants limiting the freedom of Mars, Explorer, LOCAP, Odyssey or Triton to engage in any line of business or compete with any Person or operate at any location;

(iii)    price swaps, hedges, futures or similar instruments;

(iv)    contracts to which Mars, Explorer, LOCAP, Odyssey or Triton, on the one hand, and an Affiliate of Mars, Explorer, LOCAP, Odyssey or Triton, on the other hand, is a party or is otherwise bound;

(v)    contracts containing any preferential rights to purchase or similar rights relating to any of the Assets;

(vi)    joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vii)    contracts relating to the acquisition or disposition by Mars, Explorer, LOCAP, Odyssey or Triton of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which Mars, Explorer, LOCAP, Odyssey or Triton has or will have any remaining material obligation or liability or benefit;

(viii)    contracts or agreements which, individually, require or entitle Mars, Explorer, LOCAP, Odyssey or Triton to make or receive payments of at least Twenty-Five Million Dollars ($25,000,000) annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which Mars, Explorer, LOCAP, Odyssey or Triton may exercise a renewal or extension option in its sole discretion; and

(ix)    licenses relating to Intellectual Property (whether as licensee or licensor) other than licenses with respect to software used or accessed by Mars, Explorer, LOCAP, Odyssey or Triton under a “shrink wrap,” “click wrap,” or “off the shelf” software license that is generally commercially available on standard terms.

(b)     Subject to regulatory requirements of which SHLX has been informed, SPLC and SOPUS have made available to SHLX a correct and complete copy of each Material Contract listed in Section 3.12(a) of the Disclosure Letter.

(c)     Except as would not reasonably be expected to result in a Seller Material Adverse Effect or as disclosed on Section 3.12(c) of the Disclosure Letter: (i) each Material Contract is legal, valid and binding on and enforceable against Mars, Explorer, LOCAP, Odyssey or Triton, as applicable, and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against Mars, Explorer, LOCAP, Odyssey or Triton, as applicable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) Mars is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Mars, or permit termination, modification or acceleration, under any Material Contract; (iv) Explorer is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Explorer, or permit termination, modification or acceleration, under any Material Contract; (v) LOCAP is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by LOCAP, or permit termination, modification or acceleration, under any Material Contract; (vi) Odyssey is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Odyssey, or permit termination, modification or acceleration, under any Material Contract; (vii) Triton is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Triton, or permit termination, modification or acceleration, under any Material Contract; and (vii) to SPLC’s Knowledge and to SOPUS’s Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract.

Section 3.13 Employees.

(a)    Mars does not have, and has not had, any employees nor has it maintained or contributed to, and is not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.

(b)    Except as disclosed on Section 3.13 of the Disclosure Letter, Explorer does not have, and has not had, any employees nor has it maintained or contributed to, and is not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.

(c)    LOCAP does not have, and has not had, any employees nor has it maintained or contributed to, and is not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.

(d)    Odyssey does not have, and has not had, any employees nor has it maintained or contributed to, and is not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.

(e)    Triton does not have, and has not had, any employees nor has it maintained or contributed to, and is not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.

Section 3.14 Transactions with Affiliates.

Except as otherwise contemplated in this Agreement, none of Mars, Explorer, LOCAP, Odyssey or Triton is or was, as of the Effective Time, a party to any agreement, contract or arrangement with any of its Affiliates, other than those disclosed on Section 3.14 of the Disclosure Letter.

Section 3.15 Insurance.

Section 3.15 of the Disclosure Letter sets forth a list of the material insurance policies that:

(a)    Mars holds or SPLC holds with respect to Mars, the Mars Subject Interests or the Mars Assets whether Mars or SPLC is the beneficiary. Such policies are in full force and effect, and all premiums due and payable under such policies have been paid, SPLC has received no written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies;

(b)    Explorer holds or SPLC holds with respect to Explorer, the Explorer Subject Interests or the Explorer Assets whether Explorer or SPLC is the beneficiary. Such policies are in full force and effect, and all premiums due and payable under such policies have been paid, SPLC has received no written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies;

(c)    LOCAP holds or SPLC holds with respect to LOCAP, the LOCAP Subject Interests or the LOCAP Assets whether LOCAP or SPLC is the beneficiary. Such policies are in full force and effect, and all premiums due and payable under such policies have been paid, SPLC has received no written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies;

(d)    Odyssey holds or SPLC or SOPUS holds with respect to Odyssey, the Odyssey Subject Interests or the Odyssey Assets, whether Odyssey, SPLC, or SOPUS is the beneficiary. Such policies are in full force and effect, and all premiums due and payable under such policies have been paid, SPLC and SOPUS have received no written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies; and

(e)    Triton holds or SPLC or SOPUS holds with respect to Triton, the Triton Subject Interests or the Triton Assets, whether Triton, SPLC, or SOPUS is the beneficiary. Such policies are in full force and effect, and all premiums due and payable under such policies have been paid, SPLC and SOPUS have not received written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies.

Section 3.16 Brokerage Arrangements.

None of the Sellers or any of their respective Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate either SHLX, Operating or any of their respective Affiliates, Mars, Explorer, LOCAP, Odyssey or Triton, to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the Transactions contemplated hereby or thereby. For purposes of this Section 3.16, SHLX and its subsidiaries shall not constitute Affiliates of any of the Sellers or their respective Affiliates.

Section 3.17 Books and Records.

Accurate copies of all books and records, including but not limited to minute books and equity record books of each of Mars, Explorer, LOCAP, Odyssey and Triton, maintained by, or made available to, any of the Sellers with respect to Mars, Explorer, LOCAP, Odyssey, Triton and the Subject Interests have been made available for inspection to SHLX.

Section 3.18 Intellectual Property Rights.

Mars, Explorer, LOCAP, Odyssey and Triton each owns or has the right to use all Intellectual Property necessary for or used in the conduct of their respective businesses as currently conducted, and, to the Knowledge of SPLC and the Knowledge of SOPUS, respectively, Mars, Explorer, LOCAP, Odyssey and Triton’s products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by Mars, Explorer, LOCAP, Odyssey and Triton, if any, is owned free and clear of any Liens (other than Permitted Liens). Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of Mars, Explorer, LOCAP, Odyssey and Triton under any contract providing for the license of any Intellectual Property to Mars, Explorer, LOCAP, Odyssey and Triton, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Seller Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or, to SPLC’s Knowledge and to SOPUS’s Knowledge, threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to Mars, Explorer, LOCAP, Odyssey and Triton or their respective operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by Mars, Explorer, LOCAP, Odyssey and Triton. Except as would not result in a Seller Material Adverse Effect, Mars, Explorer, LOCAP, Odyssey and Triton have taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 3.19 Regulatory Matters.

(a)    Since January 1, 2017, as to the portion of the Mars Pipeline that is downstream of block Bay Marchand 4 (BM4), inclusive of BM4, and is subject to the Interstate Commerce Act and subject to regulation by the FERC and by any state public utility commission, Mars (and its business, operations and assets) has been in material compliance with (i) the applicable provisions of the Interstate Commerce Act and (ii) all applicable rules, regulations and orders of the FERC and any state public utility commission having jurisdiction over any of Mars’s business, operations or assets. Mars has duly filed all forms and reports required to be filed by or with respect to Mars (and its business, operations and assets) with the FERC and any state public utility commission having jurisdiction over any of Mars’s business, operations or assets, and such forms and reports have been prepared in accordance with Applicable Law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(b)    Since January 1, 2017, the Mars Pipeline (as to the portion that is upstream of BM4 and is not subject to regulation by the FERC and by any state public utility commission) and the Odyssey Pipeline have not been subject to the jurisdiction of, or regulation by, the FERC under the Interstate Commerce Act and were operated by SPLC in compliance with the nondiscriminatory open access transportation requirements under the Outer Continental Shelf Lands Act, as amended (“OCSLA”). Odyssey is not subject to the jurisdiction of, or regulation by, the FERC under the Interstate Commerce Act.

(c)    Since January 1, 2017, the Explorer Pipeline has been in material compliance with (i) the applicable provisions of the Interstate Commerce Act and (ii) all applicable rules, regulations and orders of the FERC and any state public utility commission having jurisdiction over any of Explorer’s business, operations or assets. Explorer has duly filed all forms and reports required to be filed by or with respect to Explorer (and its business, operations and assets) with the FERC and any state public utility commission having jurisdiction over any of Explorer’s business, operations or assets, and such forms and reports have been prepared in accordance with Applicable Law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(d)    Since January 1, 2017, the LOCAP Pipeline has been in material compliance with (i) the applicable provisions of the Interstate Commerce Act and (ii) all applicable rules, regulations and orders of the FERC and any state public utility commission having jurisdiction over any of LOCAP’s business, operations or assets. LOCAP has duly filed all forms and reports required to be filed by or with respect to LOCAP (and its business, operations and assets) with the FERC and any state public utility commission having jurisdiction over any of LOCAP’s business, operations or assets, and such forms and reports have been prepared in accordance with Applicable Law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(e)    The Triton Terminals are not subject to the jurisdiction of, or regulation by, the FERC under the Interstate Commerce Act and have been operated by SPLC in accordance with Applicable Law.

Section 3.20 Management Projections and Budget.

The projections and budgets regarding each of Mars, Explorer, LOCAP, Odyssey and Triton identified on Section 3.20 of the Disclosure Letter, which were provided to SHLX (including those provided to the Financial Advisor) by the Sellers and their Affiliates as part of SHLX’s review in connection with this Agreement, were prepared based upon assumptions that the Sellers’ respective management believe to be reasonable as of the date thereof and hereof and were consistent with the Sellers’ respective management’s reasonable expectations as of the time they were prepared and as of the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers hereby jointly and severally represent and warrant to the Sellers as follows:

Section 4.1 Organization and Existence.

(a)    SHLX is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)    Operating is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2 Authority and Approval.

(a)    Each Purchaser has full limited partnership power and authority or full limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement and the other Transaction Documents to which any Purchaser is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by the Purchasers have been duly authorized and approved by all requisite limited partnership or limited liability company action of each Purchaser, as applicable.

(b)    This Agreement has been duly executed and delivered by or on behalf of each of the Purchasers, and constitutes the valid and legally binding obligation of each of the Purchasers, enforceable against each Purchaser in accordance with its terms and, upon the execution of all of the other Transaction Documents to which a Purchaser is a party, such other Transaction Documents will be duly executed and delivered by or on behalf of the applicable Purchaser(s) and constitute the valid and legally binding obligation of the Purchasers, as applicable, enforceable against the Purchasers, as applicable, in accordance with their terms, except in each case as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3 No Conflict; Consents.

(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which any of the Purchasers is a party by the Purchasers, as applicable, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of any of the Purchasers; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Purchasers or any property or asset of any of the Purchasers; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which any of the Purchasers is a party or by which any of them is bound or to which any Purchaser’s property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to affect the ability of any of the Purchasers to perform its obligations under this Agreement and the other Transaction Documents to which such Purchaser is a party or to consummate the transactions contemplated hereby or thereby.

(b)    No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to any of the Purchasers in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents to which any Purchaser is a party or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to affect the ability of any of the Purchasers to perform its obligations under this Agreement and the other Transaction Documents to which any of the Purchasers is a party or to consummate the transactions contemplated hereby or thereby (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 4.4 Brokerage Arrangements.

Neither of the Purchasers has entered (directly or indirectly) into any agreement with any Person that would obligate the Sellers or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. For purposes of this Section 4.4, SHLX and its subsidiaries shall not constitute Affiliates of any of the Sellers or their respective Affiliates.

Section 4.5 Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to SHLX’s Knowledge, threatened that (a) question or involve the validity or enforceability of either Purchaser’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by either of the Purchasers of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.

Section 4.6 Investment Intent.

Operating is accepting the Subject Interests for its own account with the present intention of holding the Subject Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. Purchasers acknowledge that the Subject Interests will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

Section 5.1 Operation of Mars, Explorer, LOCAP, Odyssey and Triton.

(a)    Except as expressly provided by this Agreement, or as consented to in writing by the other parties to this Agreement, during the period from the date of this Agreement through the Closing Date, in the event items are presented to the members or stockholders, as applicable, of Mars, Explorer, LOCAP, Odyssey or Triton, (i) as to Mars, each of SHLX and SPLC shall, or shall cause its representative(s) to, vote in favor of, (ii) as to Explorer, each of SHLX and SPLC shall, or shall cause its representative(s) to, vote in favor of, (iii) as to LOCAP, SPLC shall, or shall cause its representative(s) to, vote in favor of, (iv) as to Odyssey, each of SHLX and SOPUS shall, or shall cause its representative(s) to, vote in favor of, and (v) as to Triton, SOPUS shall, or shall cause its representative(s) to, vote in favor of taking actions to:

(i)	conduct its business and operations in the usual and ordinary course thereof consistent with past practices; and

(ii)	preserve, maintain and protect the Assets and operations of Mars, Explorer, LOCAP, Odyssey or Triton, as applicable, related thereto as are now being conducted.

Each of SHLX, SPLC and SOPUS shall, or shall cause its representatives to, vote its interests in Mars, Explorer, LOCAP, Odyssey or Triton, as applicable, in opposition to any actions contrary to the foregoing.

(b)    Except (i) as expressly provided by this Agreement, (ii) as set forth on Section 5.1 of the Disclosure Letter or (iii) as consented to in writing by the other parties to this Agreement, during the period from the date of this Agreement through the Closing Date, neither SPLC nor SHLX shall, and shall cause their representative(s) not to, vote in favor of any action that would permit Mars, Explorer or LOCAP, as applicable, and neither SOPUS nor SHLX shall, and shall cause their representative(s) not to, vote in favor of any action that would permit Odyssey or Triton, as applicable, to:

(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any contract or agreement that would be a Material Contract if entered into prior to the date of this Agreement, terminate any Material Contract or amend any Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration other than in the ordinary course of business;

(vii)	sell, lease, abandon or otherwise dispose of any asset other than in the ordinary course of business;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any assets;

(ix)	file any material lawsuit;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project other than as set forth on Section 5.1 of the Disclosure Letter;

(xii)	merge, consolidate or enter into any other business combination with any Person;

(xiii)	make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under SPLC’s or SOPUS’s cash management system in accordance with past practice);

(xiv)	issue or sell any equity interest, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any Indebtedness for Borrowed Money;

(xv)	make any distribution with respect to its equity interests other than in the ordinary course of business consistent with past practice;

(xvi)	redeem, purchase or otherwise acquire any of its equity interests;

(xvii)	fail to maintain in full force and effect its current insurance policies covering (1) Mars, the Mars Assets and Mars’s business, (2) Explorer, the Explorer Assets and Explorer’s business, (3) LOCAP, the LOCAP Assets and LOCAP’s business, (4) Odyssey, the Odyssey Assets and Odyssey’s business, and (5) Triton, the Triton Assets and Triton’s business;

(xviii)	with respect to Mars, Odyssey and Triton, acquire, commence or conduct any activity or business related to the Mars Assets, the Odyssey Assets or the Triton Assets that may generate income for United States federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xix)	take any action that would reasonably be expected to result in any representation and warranty of the Sellers set forth in this Agreement becoming untrue in any material respect; or

(xx)	agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.2 Cooperation; Further Assurances.

The Sellers and the Purchasers shall use their respective commercially reasonable efforts (a) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, including, if required, any approvals and consents required by the HSR Act, (b) to ensure that all of the conditions to the respective obligations of the Sellers or the Purchasers, as the case may be, contained in Section 7.1 and Section 7.2, respectively, are satisfied timely and (c) to execute and deliver all documents and instruments required by or necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement, such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.1 Liability for Taxes.

(a)    Sellers shall be jointly and severally liable for, and shall each indemnify, defend and hold harmless Purchasers from any unpaid Taxes (including related penalties and interest) imposed on or incurred by or with respect to their respective interests in the Subject Interests or the assets related to the Subject Interests, attributable to any taxable period ending on or prior to the Closing Date or portion thereof to the extent occurring on or prior to the Closing Date.

(b)    Purchasers shall be liable for any Taxes (including related penalties and interest) imposed on or incurred by or with respect to their interests in the Subject Interests or the Assets related to the Subject Interests attributable to any taxable period beginning after the Closing Date or portion thereof to the extent occurring after the Closing Date.

(c)    Whenever it is necessary for purposes of this Article VI to determine the amount of any Taxes imposed on or incurred by or with respect to the Subject Interests or the Assets related to the Subject Interests for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date and the allocation is not otherwise prescribed by Applicable Law or agreement in effect as of the date hereof, such amount shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Tax period.

(d)    If SHLX receives a refund of any Taxes (including related penalties and interest) that Sellers are responsible for hereunder, or if Sellers receive a refund of any Taxes (including related penalties and interest) that SHLX is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party which has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.

(e)    For federal income tax purposes, the parties agree to report any payments with respect to Section 2.4, Section 6.1, Section 8.1, and Section 8.2 as an adjustment to the Consideration.

Section 6.2 Cooperation.

(a)    The parties will cooperate fully with each other regarding Tax matters and the preparation and filing of Tax Returns (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

Section 6.3 Transfer Taxes.

Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and/or fees arising out of or in connection with the transactions effected pursuant to this Agreement (each such Tax or fee, a “Transfer Tax”) shall be borne by the party on whom such obligation is primarily imposed by Applicable Law; provided, however, that SHLX shall bear any Transfer Tax for which SHLX is jointly and severally liable, and for which no other party is primarily liable, under Applicable Law. The party responsible for a Transfer Tax pursuant to this Section 6.3 shall file all necessary Tax Returns and other documentation with respect to such Transfer Tax. If required by Applicable Law, SPLC and SHLX shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties shall cooperate to establish eligibility for any applicable exemption from any Transfer Tax.

Section 6.4 Allocation of Consideration.

The parties will use commercially reasonable efforts to agree upon an allocation of the Consideration to the Subject Interests and further among the Mars Assets, the Explorer Subject Interests, the LOCAP Subject Interests, the Odyssey Assets and the Triton Assets for U.S. federal income tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder, and Treasury Regulation Section 1.755-1, as applicable.

Section 6.5 Conflict.

In the event of a conflict between the provisions of this Article VI and any other provisions of this Agreement, the provisions of this Article VI shall control.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of the Purchasers.

The obligation of the Purchasers to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by SHLX:

(a)    The representations and warranties of the Sellers set forth in (i) this Agreement (other than the representations and warranties of the Sellers set forth in Sections 3.1, 3.2, 3.16 and 3.20) shall be true and correct (without giving effect to any materiality standard or Seller

Material Adverse Effect qualification, except with respect to Section 3.8(a)) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Seller Material Adverse Effect qualification, except with respect to Section 3.8(a)) as of such specified date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Seller Material Adverse Effect, and (ii) Sections 3.1, 3.2, 3.16 and 3.20 shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date. The Sellers each shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller by the time of the Closing. The Sellers shall each have delivered to SHLX a certificate, dated as of the Closing Date and signed by an authorized signatory of the Seller, or of the Seller’s general partner if applicable, confirming the foregoing matters set forth in this Section 7.1(a) (respectively, the “SPLC Closing Certificate,” and the “SOPUS Closing Certificate”).

(b)    All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act, if applicable) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)    All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Section 7.1(c) of the Disclosure Letter.

(d)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection herewith.

(e)    Since the date of this Agreement, there shall not have occurred a Seller Material Adverse Effect.

(f)    The Sellers or their respective designees shall have delivered, or caused to be delivered, to SHLX all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the applicable provisions of, Section 2.3.

Section 7.2 Conditions to the Obligations of the Sellers.

The obligation of the Sellers to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by either of the Sellers:

(a)    The representations and warranties of the Purchasers set forth in (i) this Agreement (other than the representations and warranties in Sections 4.1, 4.2 and 4.4) shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a SHLX Material Adverse Effect and (ii) Sections 4.1, 4.2 and 4.4 shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date. The Purchasers shall each have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Purchaser, as the case may be, by the time of the Closing. SHLX shall have delivered to the Sellers a certificate, dated as of the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in this Section 7.2(a) (the “SHLX Closing Certificate”).

(b)    All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act, if applicable) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)    All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection herewith.

(e)    Since the date of this Agreement, there shall not have occurred a SHLX Material Adverse Effect.

(f)    The Purchasers shall have delivered, or caused to be delivered, to the Sellers all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with, the applicable provisions of Section 2.3.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification of the Purchasers.

Subject to the limitations set forth in this Agreement, Sellers, jointly and severally, shall indemnify, defend and hold SHLX, its subsidiaries and their respective security holders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding SPLC, SOPUS, and their respective Affiliates (the “SHLX Indemnified Parties”), harmless from and against any and all Damages suffered or incurred by any SHLX Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of SPLC or SOPUS in this Agreement and (b) any breach of any agreement or covenant on the part of SPLC or SOPUS made under this Agreement or in connection with the transactions contemplated hereby or thereby; provided, however, that for purposes of determining the amount of any Damages suffered or incurred by the SHLX Indemnified Parties, Operating’s acquisition of only 22.9% of the membership interests in Mars, 10.0% of the ownership interest in Explorer, 41.48% of the membership interests in LOCAP, and 22.0% of the membership interests of Odyssey shall be taken into account, such that the aggregate Damages described in this Section 8.1 suffered or incurred by the SHLX Indemnified Parties, would equal (where applicable) no more than (a) 22.9% of the total of such Damages suffered by Mars, (b) 10.0% of the total of such Damages suffered by Explorer, (c) 41.48% of the total of such Damages suffered by LOCAP, (d) 22.0% of the total of such Damages suffered by Odyssey, as the case may be. Any indemnification provided pursuant to this Agreement shall not be duplicative of any indemnification provided pursuant to the Omnibus Agreement or the Purchase and Sale Agreement, dated as of September 27, 2016, by and among SPLC, SOPUS, SHLX and Operating. Further, if entitled to indemnification under this Section 8.1, the SHLX Indemnified Parties may seek indemnification from either SPLC or SOPUS, as applicable, but may recover an aggregate amount not to exceed the above specified percentage of the Damages and subject to all other limitations set forth in this Agreement, including Article VIII hereof.

Section 8.2 Indemnification of the Sellers.

Subject to the limitations set forth in this Agreement, the Purchasers, jointly and severally, shall indemnify, defend and hold the Sellers and their respective Affiliates (other than any of SHLX Indemnified Parties) and their respective securityholders, directors, officers, agents, representatives and employees (the “Seller Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Seller Indemnified Parties as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of a Purchaser in this Agreement or (b) any breach of any agreement or covenant on the part of a Purchaser made under this Agreement or in connection with the transactions contemplated hereby or thereby. Any indemnification provided pursuant to this Agreement shall not be duplicative of any indemnification provided pursuant to the Omnibus Agreement.

Section 8.3 Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is eighteen (18) months following the Closing Date, except (a) the representations and warranties of the Sellers set forth in Section 3.9 (Taxes) shall survive until the date that is sixty (60) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Sellers set forth in Section 3.10 (Environmental Matters) shall terminate and expire on the third (3rd) anniversary of the Closing Date, (c) the representations and warranties of the Sellers set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4(a) (Capitalization; Title to Subject Interests) and Section 3.16 (Brokerage Arrangements) shall terminate and expire on the second (2nd) anniversary of the Closing Date, and (d) the representations and warranties of the Purchasers set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Brokerage Arrangements) shall terminate and expire on the second (2nd) anniversary of the Closing Date. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VIII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 8.3, no claim presented in writing for indemnification pursuant to this Article VIII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VIII or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 8.4 Indemnification Procedures.

(a)    The indemnified party hereunder agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide notice thereof in writing to the indemnifying party, specifying the nature of and specific basis for such claim.

(b)    The indemnifying party shall have the right following receipt of notice from the indemnified party of a proceeding for which such person may be entitled to indemnification hereunder to assume control of all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article VIII, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the indemnified party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the indemnified party, which consent shall not be unreasonably delayed or withheld. Until the indemnifying party so assumes control of the defense of any such claims, the indemnified party or indemnified parties may control all aspects of the defense of any such claims.

(c)    If the indemnifying party assumes the defense of any claim in respect of which an indemnified party intends to or has asserted a claim for indemnification under this Agreement, then such indemnified party agrees to cooperate in good faith and in a commercially reasonably manner with the indemnifying party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article VIII, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense and counterclaims, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and counterclaims, the making available to the indemnifying party of any employees of the indemnified person and the granting to the indemnifying party of reasonable access rights to the properties and facilities of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the indemnified party pursuant to this Section. The obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence shall not be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VIII, provided, however, that the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense or counterclaim, but the indemnifying party shall have the right to retain sole control over such defense and counterclaims so long as the indemnified party is still seeking indemnification hereunder.

(d)    In determining the amount of any Damages for which the indemnified party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the indemnified person in respect of such Damages from third party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the indemnified party as a result of such claim, and (ii) all amounts recovered by the indemnified party in respect of such Damages under contractual indemnities from third persons.

Section 8.5 Direct Claim.

Any claim by an indemnified party with respect to any Damages which do not result from a claim for indemnity involving a third party (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 8.6 Limitations on Indemnification.

(a)    To the extent that SHLX Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 8.1(a), the Sellers, jointly and severally, shall be liable for Damages pursuant to Section 8.1(a) only if (i) the Damages with respect to any individual claim pursuant to Section 8.1(a) exceed One Hundred Thousand Dollars ($100,000) (the “Minimum Claim Amount”) and (ii) the Damages for all claims pursuant to Section 8.1(a) exceed, in the aggregate, One Million Dollars ($1,000,000) (the “Deductible Amount”), and then the Sellers, jointly and severally, shall be liable only for Damages pursuant to Section 8.1(a) to the extent of any excess over the Deductible Amount. In no event shall the Sellers’ aggregate liability to SHLX Indemnified Parties under Section 8.1 exceed Eighty-Two Million Five Hundred Thousand Dollars ($82,500,000) (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Sellers’ aggregate liability to SHLX Indemnified Parties under Section 8.1 for breaches or inaccuracies of representations and warranties contained in Section 3.20 (Management Projections and Budget) shall not be subject to the Ceiling Amount but shall not exceed Four Hundred Twelve Million, Five Hundred Thousand Dollars ($412,500,000) and (ii) the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4 (Capitalization; Title to Subject Interests), Section 3.9 (Taxes), Section 3.16 (Brokerage Arrangements), and Section 3.17 (Books and Records), provided, that the Sellers’ aggregate liability for all claims under this Agreement, including for breaches or inaccuracies of representations and warranties contained in such sections described in clauses (i) and (ii) and for breaches of covenants, shall not exceed the Consideration; and provided, further, however, that the payment and indemnification obligations of the Sellers pursuant to Article VI shall not be subject to any limitation in this Section 8.6(a) and shall be excluded from the determination of whether the maximum indemnification amount specified in the immediately preceding proviso has been reached or exceeded.

(b)    For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a SHLX Indemnified Party, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Seller Material Adverse Effect expressly contained in Article III (except in the case of the term “Material Contract”); provided that this Section 8.6(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c)    Additionally, neither of the Sellers, on the one hand, and neither of the Purchasers, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to third party indemnity claims.

Section 8.7 Sole Remedy.

No party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Article VI or this Article VIII (other than claims or causes of action arising from fraud or willful misconduct).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Acknowledgements.

Each party acknowledges that it has relied on the representations and warranties of the other parties expressly and specifically set forth in this Agreement, including, in the case of the Purchasers, the Disclosure Letter attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 9.2 Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 9.3 Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and either delivered (i) in person or by courier service requiring acknowledgment of receipt of delivery or (ii) by e-mail, with delivery deemed to have been duly given upon acknowledgment of receipt of e-mail, as follows:

If to SPLC or to SOPUS, addressed to:

Shell Pipeline Company LP

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Vice President-Operations

Email: greg.smith@shell.com

With a copy to: Assistant General Counsel-Downstream Americas

Email: hector.pineda@shell.com

Facsimile: (832) 337.3010

If to SHLX and/or Operating, addressed to:

Shell Midstream Partners, L.P.

c/o Shell Midstream Partners GP LLC, its general partner

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Chief Executive Officer

Email: john.hollowell@shell.com

With a copy to: General Counsel

Email: lori.muratta@shell.com

Facsimile: (832) 337.0371

Notice given by personal delivery or courier service shall be effective upon actual receipt. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 9.4 Arbitration.

(a)    Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the arbitration rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Agreement.

(b)    The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the Rules.

(c)    The seat of the arbitration shall be Houston, Texas.

(d)    The language of the arbitration shall be English.

(e)    Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the parties to this Agreement. The parties to this Agreement undertake to carry out the award without delay.

(f)    All aspects of the arbitration shall be confidential. Save to the extent required by law or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation, or any partial or final award or order or any other matter connected with the arbitration shall be disclosed to any other person by either party or its counsel, agents, corporate parents, affiliates or subsidiaries without the prior written consent of the other party / parties.

(g)    Nothing in this Section 9.4 shall be construed as preventing any party from seeking conservatory or similar interim relief from any court with competent jurisdiction.

(h)    In respect of any Dispute, each party to this Agreement expressly waives any right to claim or recover from the other party and the Tribunal is not empowered to award punitive, exemplary, moral, multiple or similar non compensatory damages.

(i)    Articles 3 and 9 of the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.

(j)    Each party hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court or other judicial authority to determine any preliminary point of law, except as expressly provided in Section 9.4(g) and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, other than on the same grounds on which recognition and enforcement of an award may be refused under Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.

(k)    Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.

Section 9.5 Governing Law.

(a)    This Agreement shall be subject to and governed by the laws of the State of Texas. Each party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in the state courts in Harris County, Texas and in the federal courts of Harris County, Texas.

(b)    Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between or among the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c)    Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with Article VIII).

Section 9.6 Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 9.7 Entire Agreement; Amendments and Waivers.

(a)    This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the other Transaction Documents.

(b)    No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.8 Conflicting Provisions.

This Agreement and the other Transaction Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the other Transaction Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and any of the other Transaction Documents, this Agreement shall control.

Section 9.9 Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party; provided that SHLX and Operating may assign their right to receive the Subject Interests hereunder to a wholly owned subsidiary without the written consent of SPLC or SOPUS, provided that SHLX and Operating shall not be relieved of any obligations or liabilities hereunder as a result of any such assignment. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to SHLX Indemnified Parties and the Seller Indemnified Parties contained in the indemnification provisions of Article VIII.

Section 9.10 Severability.

If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 9.11 Interpretation.

It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.12 Headings and Disclosure Letter.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letter and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Letter and such Exhibits are incorporated in the definition of “Agreement.”

Section 9.13 Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.14 Action by SHLX.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by SHLX with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given solely by the Conflicts Committee on behalf of SHLX.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“SELLERS”

Shell Pipeline Company LP
By:	Shell Pipeline GP LLC, its general partner

By:	/s/ Kevin M. Nichols
Name:	Kevin M. Nichols
Title:	Vice President — Commercial

Equilon Enterprises LLC d/b/a Shell Oil Products US

By:	/s/ E. Troy Means
Name:	E. Troy Means
Title:	Vice President — Finance and Treasurer

“PURCHASERS”

Shell Midstream Partners, L.P.
By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ John H. Hollowell
Name:	John H. Hollowell
Title:	President and Chief Executive Officer

Shell Midstream Operating LLC
By:	Shell Midstream Partners, L.P., sole member of Shell Midstream Operating LLC

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ John H. Hollowell
Name:	John H. Hollowell
Title:	President and Chief Executive Officer

Appendix A

The designated personnel for purposes of “Knowledge” in this Agreement are set forth below.

As to SPLC:

•	John H. Hollowell

•	Kevin M. Nichols

As to SOPUS:

•	Troy E. Means

•	Odeh F. Khoury

As to SHLX:

•	John H. Hollowell

•	Kevin M. Nichols

Appendix B

Foreign Qualifications

Mars Oil Pipeline Company LLC	Louisiana

Explorer Pipeline Company	Illinois, Indiana, Louisiana, Missouri, Oklahoma, Texas

LOCAP LLC	Louisiana

Odyssey Pipeline LLC	Louisiana

Triton West LLC	Illinois, Oregon, Texas and Washington

Exhibit A

Form of Triton Contribution Agreement

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Contribution Agreement”), dated December 1, 2017, is entered into by and between EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US, a Delaware limited liability company (“SOPUS”), and Triton West LLC, a Delaware limited liability company (“Triton”). SOPUS and Triton are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, SOPUS is the sole member of Triton; and

WHEREAS, the Parties desire to enter into an agreement pursuant to which (i) SOPUS contributes 100% of its right, title and interest in the Terminal Assets (as defined below) to Triton; and (ii) Triton accepts the contribution of the Terminal Assets.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1    Definitions. As used in this Contribution Agreement the following words and phrases have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided that for purposes of this Contribution Agreement SOPUS shall not be considered an affiliate of Triton. For the purposes of this Contribution Agreement, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Anacortes Terminal” means that certain terminal located at 11673 March’s Point Road, Anacortes, Washington 98221.

“Applicable Law” means, as to any Person, any federal, state, municipal and local law, statute, ordinance, by-law or regulation, or order, directive, policy or decision rendered by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Assignment and Bill of Sale” means the Assignment and Bill of Sale to be executed by the Parties (or their designees) at Closing in substantially the form attached hereto as Exhibit A-1.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Colex Terminal” means that certain terminal located at 404 Jefferson Street, Pasadena, Texas 77506 (Colex West) and 304 Jefferson Street, Pasadena, Texas 77506 (Colex East).

“Contracts” means the contracts described in Schedule 1.1C.

“Contribution” has the meaning set forth in Section 2.1.

“Contribution Agreement” has the meaning set forth in the Preamble.

“Deed” means the Deeds to be executed by SOPUS in favor of Triton or its designee in substantially the forms attached hereto as Exhibit A-2.

“Des Plaines Terminal” means that certain terminal located at 1605 E Algonquin Rd., Arlington Heights, Illinois 60005.

“Effective Time” has the meaning set forth in Section 2.1.

“Encumbrance” means any mortgage, pledge, security interest, lien, restriction on use or transfer (other than those imposed by law), other possessory interest, adverse claim or encumbrance or charge.

“Equipment” means any and all pipes, tanks, pumps, motors, valves, fittings, miscellaneous equipment, personal (movable) property, facilities or Improvements located on the Real Property.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Improvements” means any and all buildings, structures, fixtures or other improvements owned by or leased to SOPUS that are attached or affixed to the Real Property including storage tanks, control houses, loading racks and other facilities.

“Liabilities” means any obligations (whether to make any payments, to give any notices or to perform or not perform any action), commitments, contingencies or other liabilities of a Person of any kind or nature whatsoever (whether known or unknown, asserted or not asserted, absolute or contingent, accrued or not accrued, fixed or otherwise, determined or determinable, liquidated or un-liquidated, and whether due or to become due), and including, any damages.

“Permits” means all permits, licenses, authorities, consents, registrations, certificates, waivers, exceptions, orders, variances, approvals, and similar authorizations used or held by SOPUS in connection with the ownership and operation of the Terminals.

“Person” means any individual, joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association or other incorporated or unincorporated entity, and the heirs, executors, administrators, legal representatives, successors and assigns of that person where the context so admits.

“Personal Property” means the Equipment and other tangible personal property (i) that are owned or leased by SOPUS; and (ii) that in the normal course of business are located at the Real Property or are used in or held for use by SOPUS exclusively in the operations of the Terminals, as applicable, as of the Effective Time.

“Portland Terminal” means that certain terminal located at 3800 NW St. Helens Rd., Portland, Oregon 97210.

“Real Property” means the real property specifically described in the legal descriptions attached as an exhibit to each Form of Deed in Exhibit A-2 for each of the Anacortes Terminal, the Seattle Terminal, the Portland Terminal, the Des Plaines Terminal and the Colex Terminal, together with all improvements located thereof, including without limitation above-ground and underground piping, buildings, above-ground and underground storage tanks, fixtures, facilities and appurtenances.

“Retained Assets” means those certain assets described in Schedule 2.3.

“Retained Liabilities” means those certain liabilities described in Schedule 2.4.

“Seattle Terminal” means that certain terminal located at 2555 13th Avenue S.W., Seattle, Washington 98134.

“SOPUS” has the meaning set forth in the Preamble.

“SPLC” means Shell Pipeline Company LP, a Delaware limited partnership.

“Terminals” means the Real Property, the Improvements, the Personal Property, and any additions or modifications made thereto with respect to each of the Anacortes Terminal, Seattle Terminal, Portland Terminal, Des Plaines Terminal and Colex Terminal.

“Terminal Assets” means (i) the Terminals; (ii) the Contracts; (iii) the Permits; (iv) the books and records of SOPUS to the extent relating to the Terminals and required for the operation or management thereof; and (v) rights, benefits, claims, causes of action and choses in action relating to the Terminals and the Contracts, in each case effective as of the Effective Time.

“Triton” has the meaning set forth in the Preamble.

1.2    Headings. The inclusion of headings in this Contribution Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3    Construction. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural. Wherever the word “include”, “includes” or “including” is used in this Contribution Agreement, it shall be deemed to be followed by the words “without limitation.”

ARTICLE II

CONTRIBUTION OF THE TERMINAL ASSETS

2.1    Contribution.

(a)    SOPUS hereby agrees to contribute and transfer 100% of all of its right, title and interest in and to the Terminal Assets to Triton; and

(b)    Triton hereby agrees to accept the contribution by SOPUS of the Terminal Assets as described in clause (a) above.

The contribution described in clauses (a) and (b) shall be referred to herein as the “Contribution”. The Contribution shall take place at a closing (the “Closing”) to be effective at 12:01, Central Standard Time as of the date hereof (the “Closing Date”), giving effect to the transactions contemplated herein immediately prior to giving effect to the transactions contemplated by that certain Purchase and Sale Agreement, dated as of the Closing Date, by and among SPLC, SOPUS, Shell Midstream Partners LP and Shell Midstream Operating LLC (the “Effective Time”). The Closing shall take place on the Closing Date at the offices of Triton at 150 N. Dairy Ashford Rd., Houston, Texas 77079.

2.2    Transactions to be Effected at Closing. At the Closing, the following transactions shall be consummated and documents shall be executed by the Parties or an Affiliate of such Party, as applicable:

(a)    SOPUS shall execute a Deed in favor of Triton; and

(b)    SOPUS and Triton shall execute the Assignment and Bill of Sale.

2.3    Retained Assets. Notwithstanding anything to the contrary set forth herein, the Terminal Assets shall not include the Retained Assets. The assets set forth on Schedule 2.3 are to be retained by SOPUS and not sold or assigned to Triton (such assets, collectively, the “Retained Assets”).

2.4    Retained Liabilities. Notwithstanding anything herein to the contrary, it is understood and agreed by the Parties that the SOPUS shall retain the Liabilities associated with the matters set forth in Schedule 2.4 (the “Retained Liabilities”).

2.5    Proceeds from and Costs of Ownership.

(a)    All proceeds attributable to the ownership or otherwise relating to the Terminal Assets prior to the Closing Date shall be the property of SOPUS and to the extent received by Triton, Triton shall promptly and fully disclose, account for and transmit same to SOPUS. Except with respect to the Retained Assets, all proceeds attributable to the ownership or otherwise relating to the Terminal Assets on and after the Closing Date shall be the property of Triton and to the extent received by SOPUS, SOPUS shall promptly and fully disclose, account for and transmit same to Triton.

(b)    SOPUS shall be responsible for, and indemnify Triton with respect to, all Liabilities with respect to the ownership of the Terminal Assets prior to the Closing Date. Except for the Retained Liabilities, Triton shall be responsible for, and shall indemnify SOPUS with respect to, all Liabilities with respect to the ownership of the Terminal Assets on and after the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1    Encumbrances.

(a)    Except to the extent provided in any other document executed in connection with this Contribution Agreement, the contribution of the Terminal Assets is made expressly subject to all Encumbrances, in each case to the extent the same are valid and enforceable and affect the Terminal Assets, including all matters that a current survey or visual inspection of the Terminal Assets would reflect.

(b)    To the extent that certain jurisdictions in which the Terminal Assets are located may require that documents be recorded in order to evidence the transfers of title reflected in this Contribution Agreement, then the provisions set forth in Section 3.1(a) shall also be applicable to the conveyances under such documents.

3.2    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH IN THE ASSIGNMENT AND BILL OF SALE OR IN THE DEED, (A) SOPUS IS CONTRIBUTING AND TRITON IS ACQUIRING THE TERMINAL ASSETS ON AN “AS-IS” AND “WHERE-IS” BASIS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES CONCERNING THE TERMINAL ASSETS (EXPRESS, IMPLIED OR STATUTORY), AND (B) NO PARTY HAS MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF TITLE, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE WITH REGARD TO THE TERMINAL ASSETS, AND EACH PARTY HAS EXPRESSLY DISCLAIMED ANY WARRANTIES (EXPRESS, IMPLIED OR STATUTORY), (C) TRITON IS NOT RELYING ON (AND EXPRESSLY DISCLAIMS ANY RELIANCE ON) ANY STATEMENT, PROMISE OR EXTRA-CONTRACTUAL REPRESENTATION OF ANY OTHER PARTY OR ANY AGENT OR EMPLOYEE OF SUCH OTHER PARTY, AND (D) NO PARTY HAS NOR DOES SUCH PARTY WARRANTY DESCRIPTION (OTHER THAN WITH RESPECT TO REAL PROPERTY), VALUE, QUALITY OR CONDITION OF ANY OF THE TERMINAL ASSETS (INCLUDING STORAGE TANKS, PIPELINES, LOADING FACILITIES, APPURTENANT OR ASSOCIATED EQUIPMENT OR OTHER REAL OR PERSONAL PROPERTY LOCATED ON OR INCLUDED IN THE TERMINAL ASSETS.

3.3    Subrogation. This contribution of the Terminal Assets made under this Contribution Agreement is made with full rights of substitution and subrogation of Triton, and all persons claiming by, through and under Triton, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of Triton or its designee, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Terminal Assets.

3.4    Conspicuous Disclaimers. Each of the Parties agrees that the disclaimers contained in this Article 3 are “conspicuous” disclaimers. Any covenants implied by statute or law by the use of the words “grant,” “contribute,” “convey,” “bargain,” “assign,” “transfer,” “deliver,” “sell” or “set over” or any of them or any other words used in this Contribution Agreement.

3.5    Waiver of Bulk Sales Laws. Each of the Parties hereby waives compliance with any applicable bulk sales law or any similar law in any applicable jurisdiction in respect of the transactions contemplated by this Contribution Agreement.

ARTICLE IV

COVENANTS FOLLOWING THE CLOSING

4.1    Further Assurances. From time to time after the date hereof, and without any further consideration the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with Applicable Law, as may be necessary or appropriate (a) more fully to assure that Triton owns all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Contribution Agreement and any other document executed in connection with this Contribution Agreement or which are intended to be so granted, or (b) more fully and effectively to vest in Triton and its successors and assigns beneficial and record title to the interests contributed and assigned by this Contribution Agreement and any other document executed in connection with this Contribution Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Contribution Agreement.

Without limiting the foregoing, if and to the extent that the valid, complete and perfected transfer or assignment of any assets by SOPUS under this Contribution Agreement or any other agreements, if and to the extent that the valid, complete and perfected transfer or assignment of any assets by SOPUS to Triton or the acquisition of any assets from SOPUS by Triton would be a violation of Applicable Law, or require any additional consents, approvals or notifications in connection with the transfer of such assets by SOPUS to Triton that have not been obtained or made by the Effective Time, then, unless the Parties shall otherwise mutually determine, the transfer or assignment of such assets to Triton or the assumption of such assets by Triton, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such consents, approvals and notifications have been obtained or made. Furthermore, without limiting the foregoing, each of the Parties hereto agree to take all commercially reasonable actions as may be necessary to obtain and/or assign, as applicable, the agreements, rights-of-way, permits and other matters set forth on Schedule 4.1 and to prepare and execute any additional documents, instruments or conveyances as may be necessary to obtain and/or assign, as applicable, the Contracts. Notwithstanding anything to the contrary herein, SOPUS’ obligations under this Section 4.1 shall terminate on the date that is two (2) years after the Closing Date.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1    Governing Law. THIS CONTRIBUTION AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS CONTRIBUTION AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

5.2    Severability. If at any time subsequent to the date hereof, any provision of this Contribution Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Contribution Agreement.

5.3    Counterparts. This Contribution Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4    Benefit. This Contribution Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, representatives and assigns. Nothing in this Contribution Agreement, express or implied, is intended to confer on any person other than the Parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Contribution Agreement, including, without limitation, any third party beneficiary rights.

5.5    Entire Agreement. The Articles, Schedules (including the cover page thereto) and the Exhibits to this Contribution Agreement (i) constitute the entire agreement between the Parties relating to the subject matter hereof and (ii) supersede all prior contracts and agreements between the Parties, whether written or oral, concerning such subject matter.

5.6    Amendment. This Contribution Agreement may not be modified except by written agreement of the Parties hereto.

[Remained of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Contribution Agreement as of the date first listed above.

EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US

By:
Name:
Title:

TRITON WEST LLC

By:
Name:
Title:

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Exhibit B

Form of Triton Operating Agreement

OPERATING AND ADMINISTRATIVE MANAGEMENT AGREEMENT

THIS OPERATING AND ADMINISTRATIVE MANAGEMENT AGREEMENT (this “Operating Agreement”), dated December 1, 2017 (the “Effective Date”) is entered into by and between SHELL MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company (the “Operator”), SHELL PIPELINE COMPANY LP (“SPLC”), a Delaware limited partnership, and TRITON WEST LLC, a Delaware limited liability company (the “Company”).

R E C I T A L S:

WHEREAS, the Company’s Limited Liability Company Agreement was executed as of January 13, 2017 by Equilon Enterprises LLC d/b/a Shell Oil Products US, a Delaware limited liability company (“SOPUS”), in its capacity as the Company’s sole member (the “Initial LLC Agreement”);

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of November 22, 2017 (the “Purchase Agreement”) between SPLC, SOPUS, Shell Midstream Partners, L.P., a Delaware limited liability company (the “Partnership”), and Shell Midstream Operating LLC, a Delaware limited liability company (“Operating”), all of the membership interests of Company were transferred from SOPUS to Operating, with Operating becoming the sole member of the Company;

WHEREAS, Operating executed the First Amended and Restated Limited Liability Company Agreement on December 1, 2017 (the “LLC Agreement”), which replaced the Initial LLC Agreement;

WHEREAS, the Company desires to engage the Operator to perform, or cause to be performed, the physical operations and maintenance of the Terminals (as defined herein) and the management and administrative functions of the Company as set forth herein;

WHEREAS, SPLC has expertise in the maintenance and operation of pipeline and terminal assets, and can make available to Operator the personnel necessary to perform such services;

WHEREAS, the Operator and SPLC desire that certain personnel employed by SPLC be assigned to Operator for the purpose;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending hereby to be legally bound, the Company, the Operator, and SPLC hereby agree and stipulate as follows:

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ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1    Definitions. As used in this Operating Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below. Terms that are used as defined terms but not defined in this Operating Agreement shall have the meanings set forth in the LLC Agreement.

“Accounts” has the meaning set forth in Section 3.1 (Specific Project Costs).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided that such term when used (a) with respect to Operator, means SPLC and any other Person that directly or indirectly controls, is controlled by or is under common control with Operator, excluding SOPUS, the Partnership, Operating and its subsidiaries and equity interests, including the Company, and (b) with respect to Company, the term “Affiliate” shall mean only the Partnership, Operating and its subsidiaries and equity interests. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Operating Agreement. For the purposes of this Operating Agreement, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Allocated Costs” has the meaning set forth in Section 3.2 (Allocated Costs).

“Applicable Law” means, as to any Person, any federal, state, municipal and local law, statute, ordinance, by-law or regulation, or order, directive, policy or decision rendered by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Assigned Employee” has the meaning set forth in Section 2.6 (SPLC Assignment of Employees to Operator).

“Bankrupt” means, with respect to any Person, (a) that such Person has made an assignment for the benefit of creditors or applied for the appointment of a trustee, liquidator or receiver of any substantial part of its assets, or commenced any proceeding relating to itself under any bankruptcy, reorganization or similar laws (including the Federal Bankruptcy Code of 1978, Title 11 of the United States Code and any state insolvency act), or any such application has been filed or proceeding is commenced against such Person and such Person indicates its consent thereto; or (b) an order, judgment or decree has been entered by any court of competent jurisdiction, appointing a trustee, liquidator or receiver for that Person or for all or a substantial part of that Person’s assets and such order, judgment or decree has continued unstayed and in effect for any period of sixty (60) consecutive days.

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“Business Day” means a day other than a Saturday, a Sunday or a day that is a nationally recognized holiday in the United States.

“Capital Budget” has the meaning set forth in Section 4.1 (Submittal).

“Company” has the meaning set forth in the Preamble.

“Company Parties” has the meaning set forth in Section 6.1 (Limitation of Liability).

“Confidential Information” has the meaning set forth in Section 2.6(a) (Confidentiality; Press Releases).

“Contribution Agreement” means the Contribution Agreement, dated as of the Effective Date, by and between SOPUS and the Company.

“Cost of Services” has the meaning set forth in Section 3.3 (Cost of Services).

“Dispute” has the meaning set forth in Section 10.1 (Arbitration).

“Effective Date” has the meaning set forth in the Preamble.

“Emergency” means an event that (a) causes, or risks causing, damage to the Terminals or other property or injury to any Person; (b) is of such a nature that responding to the event cannot, in the reasonable discretion of the Operator or its agents, await the decision of the Company; or (c) is of such a nature that not responding to the event would interfere with the normal operation of the Terminals or its business.

“Force Majeure” means any cause beyond the reasonable control of a Party, including, without limitation, the following causes: insufficient amounts of crude or refined products delivered to the Terminals to meet minimum operating requirements; acts of God, strikes, lockouts or other industrial disturbances, sabotage, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, explosions, breakage or accident to plants, platforms, tanks, equipment, machinery or lines of pipe, freezing of wells or lines of pipe, electric power shortages; authorized abandonment of any lines of pipe connected to the Terminals, partial or entire failure of wells and any other causes, whether of the kind herein enumerated or otherwise, whether affecting the Party claiming Force Majeure or the Terminals, or upstream or downstream transporters or gatherers and which by the exercise of reasonable diligence the Party claiming Force Majeure is unable to prevent or overcome; such term shall likewise include the inability of the Operator or its agents to acquire, or delays on the part of the Operator or its agents in acquiring at reasonable cost and by the exercise of reasonable diligence, servitudes, rights-of-way grants, permits, permissions, licenses, materials or supplies which are required to enable the Operator to fulfill its obligations hereunder.

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“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSE Management System” is a reference document that defines the various HSE policies, standards and procedures applicable to the Operator and its agents as set forth in Exhibit C.

“Initial LLC Agreement” has the meaning set forth in the Recitals.

“Interest Rate” shall mean an annual rate of interest equal to the lesser of (i) the Prime Rate plus two percent per annum and (ii) the maximum lawful rate permitted by Applicable Law.

“LLC Agreement” has the meaning set forth in the Recitals.

“Losses” means losses, liabilities, claims (including third party claims), demands, suits, causes of action, judgments, awards, damages, interest, fines, fees, penalties, costs and expenses (including all attorneys’ fees and other costs and expenses incurred in defending any such claims or other matters or in asserting or enforcing any indemnity obligation under Article 6 (INDEMNITY) of whatsoever kind and nature.

“Member” has the meaning given it in the LLC Agreement.

“Omnibus Agreement” has the meaning given it in the Partnership Agreement.

“Operating” has the meaning set forth in the Recitals.

“Operating Agreement” has the meaning set forth in the Preamble.

“Operating Budget” has the meaning set forth in Section 4.1 (Submittal).

“Operator” has the meaning set forth in the Preamble.

“Operator Parties” has the meaning set forth in Section 6.1 (Limitation of Liability).

“Operator Personnel” has the meaning set forth in Section 2.4 (Independent Contractor).

“Operating Policies” has the meaning set forth in Section 2.3 (Standard of Care).

“Partnership” has the meaning set forth in the Recitals.

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“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 3, 2014, as amended, or any successor agreement.

“Party” or “Parties” means the Company, the Operator or SPLC (solely with respect to those provisions relating to Assigned Employees), individually or collectively, as applicable and as the context indicates.

“Person” means any individual, joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association or other incorporated or unincorporated entity, and the heirs, executors, administrators, legal representatives, successors and assigns of that person where the context so admits.

“Prime Rate” means the prime rate for such date as published in the New York City edition of the Wall Street Journal.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Rules” has the meaning set forth in Section 10.1 (Arbitration).

“Services” has the meaning set forth in Section 2.2 (Scope of Services).

“SOPUS” has the meaning set forth in the Recitals.

“Specific Project Costs” has the meaning set forth in Section 3.1 (Specific Project Costs)

“SPLC” has the meaning set forth in the Preamble.

“Tribunal” has the meaning set forth in Section 10.1 (Arbitration).

“Terminals” means the Terminals (as such term is defined in the Contribution Agreement), and such other terminals or assets as are acquired by the Company after the date hereof.

1.2    Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Operating Agreement includes the masculine, feminine and neuter; (b) references to “Articles” and “Sections” refer to articles and sections of this Operating Agreement; (c) references to “Exhibits” refer to the exhibits attached to this Operating Agreement, each of which is made a part hereof for all purposes; (d) references to laws or agreements refer to such laws or agreements as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (e) the terms defined herein include the plural as well as the singular and vice versa; and (f) references to money refer to legal currency of the United States of America; and (g) wherever the word “include”, “includes”, or “including” is used in this Operating Agreement, it shall be deemed to be followed by the words “without limitation.”

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ARTICLE 2

DUTIES AND POWERS OF OPERATOR

2.1    Retention of Operator. The Company hereby retains the Operator to perform the Services. The Operator hereby accepts such retention and agrees to perform (or to cause to be performed) the Services in accordance with this Operating Agreement.

2.2    Scope of Services. The “Services” shall consist of (a) the services specified in Exhibit A attached hereto and (b) any services related to the Terminals that the Company and the Operator may agree, from time to time, that the Operator is to perform under this Operating Agreement.

2.3    Standard of Care. Subject to the other provisions hereof, the Operator shall perform (or shall cause to be performed) the Services and carry out its responsibilities under this Operating Agreement (a) in a proper and workmanlike manner in accordance with methods and practices customarily used in similar operations and with a degree of diligence reasonably and ordinarily exercised by an experienced, prudent operator engaged in a similar activity under the same or similar circumstances; (b) consistent with Operator’s policies, programs, procedures, processes, and business practices (“Operating Policies”), which are consistent in all material respects with those adopted (as the same may be updated from time to time) by SPLC to the extent such Operating Policies are applicable to the Services and the Terminals; and (c) in compliance with Operator’s HSE Management System, direction provided by the Company, and all Applicable Law.

2.4    Independent Contractor. In performing the Services, the Operator and its employees, Assigned Employees, contractors or agents (collectively referred to herein as “Operator Personnel”) providing Services hereunder shall be an independent contractor, and the Operator shall not be deemed for any purpose to be a servant, employee or representative of the Company. The Operator shall have full legal charge of its Operator Personnel and equipment engaged in the performance of the Services.

2.5    Contracting Authority. The Company engages the Operator, upon the terms and conditions of this Operating Agreement, to perform, or cause to be performed, certain actions on behalf of and as agent for the Company, specifically including those actions specified in Section 2.2 (Scope of Services) related to the Services and any other actions specified from time to time in writing by a duly authorized representative of the Company to be done by the Operator or Operator Personnel on behalf of the Company pursuant to this Operating Agreement.

(a)    Dealing with Company Assets. Without limiting any other powers or duties of the Operator provided in this Operating Agreement but subject to the monetary thresholds approved and other approvals required by the Company, the Operator is hereby authorized, in the Company’s name and on its behalf or in the name of the Operator (or Operator’s Affiliate, if applicable), to (or to cause Operator Personnel to) execute, deliver, accept, assign, amend, extend, terminate, license or release (all, either manually or electronically), in the normal course of the Company’s business:

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(i)    for the Company, contracts for the purchase of goods or services wholly or partially including (without limitation) framework or master agreements, shipper contracts, interconnect agreements, transportation agreements, dedication agreements, confidentiality agreements, purchase contracts, localization documents, purchase orders, releases for goods or services, licensing agreements or letters of intent or memoranda of understanding associated with negotiations for contracts for the purchase of goods or services;

(ii)    certificates, licenses and reports of any nature and permits and other governmental authorizations of any kind and documents related thereto;

(iii)    documentation related to tariffs, if applicable;

(iv)    site access agreements and other documents customary or advisable associated with environmental compliance and control; and

(v)    rights-of-way, easements, servitudes, leases, deeds, access agreements, and other documents related to property rights, as may be necessary or desirable to operate the Terminals.

(b)    Delegation of Authority. Any delegation of authority to Operator Personnel to deal with assets, rights or liabilities of the Operator shall be considered an authorization for such Operator Personnel to deal with assets, rights or liabilities of the Company, within the limits of this Article 2 (DUTIES AND POWERS OF OPERATOR), and only to the extent permitted hereunder.

(c)    Instruments in the Name of Operator. Except as otherwise provided herein, any instrument or document, to the extent that it deals with assets, liabilities or other rights or obligations of the Company and which is entered into in the name of the Operator (or Operator’s Affiliate) pursuant to and in accordance with the terms of this Operating Agreement, shall be considered an instrument or document entered into by the Operator (or Operator’s Affiliate) as agent for the Company. Any such instrument or document shall be valid and binding upon the Company as if it had been signed in the name of the Company. The Company shall have the right, either in its own name or through the Operator (or the Operator’s Affiliate), to enforce any performance due under such instruments or documents from any third party. Notwithstanding the other provisions of this Article 2 (DUTIES AND POWERS OF OPERATOR), the rights and obligations of the Operator under the following instruments and documents shall remain with the Operator (or Operator’s Affiliate):

(i)    this Operating Agreement;

(ii)    any instrument or document which primarily deals with the relationship between the Operator and Operator Personnel;

(iii)    any instrument or document which expressly states that the Operator is not entering into such instrument or document as agent for the Company; and

(iv)    any instrument or document entered into by Operator that is outside of the scope of this Operating Agreement.

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2.6    SPLC Assignment of Employees to Operator. Subject to and in accordance with the terms and conditions attached hereto as Exhibit D, SPLC agrees to provide and assign the Assigned Employees to Operator, and Operator agrees to accept the assignment of the Assigned Employees for the purpose of performing the Services with respect to the Terminals. When used herein, the term “Assigned Employees” means those employees of SPLC who are engaged in providing the Services to Operator from time to time.

2.7    Confidentiality; Press Releases.

(a)    The Parties acknowledge that, from time to time, they may receive information from or regarding the other Party, its customers or any of its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential (“Confidential Information”). Each Party shall use the Confidential Information solely for the purposes of conducting the business of the Company and fulfilling such Party’s obligations under this Operating Agreement. Each Party shall hold in strict confidence any Confidential Information it receives and may not disclose such Confidential Information to any Person, except for disclosures to (i) its Affiliates (other than Affiliates who are or may be a shipper on or a customer at the Terminals) or (ii) any consultant, auditor, accountant, contractor, agent, professional adviser, director, officer and/or employee of such Party or its Affiliate; provided, in each case, that such recipient agrees in writing to keep such information confidential. The Parties acknowledge that breach of the provisions of this Section 2.7 (Confidentiality; Press Releases) may cause irreparable injury for which monetary damages are inadequate, difficult to compute or both. Accordingly, the Parties agree that the provisions of this Section 2.7 (Confidentiality; Press Releases) may be enforced by specific performance.

(b)    The confidentiality obligations provided in Section 2.7(a) (Confidentiality; Press Releases) shall not apply to disclosures (i) required by Applicable Law or (ii) to advisers or representatives of the Party, but only if such recipients have agreed in writing to be bound by the provisions of this Section 2.7 (Confidentiality; Press Releases). If a Party is required by Applicable Law to disclose any information that would otherwise be confidential under this Operating Agreement, such Party shall notify the other Party of such requirements as soon as legally permissible and provide the other Party the opportunity to resist such disclosure or seek a protective order or other appropriate remedy by appropriate proceedings.

Notwithstanding the foregoing provisions of this Section 2.7 (Confidentiality; Press Releases), the Company hereby agrees that it will not disclose to any Person other than a Member or its Affiliates (other than Affiliates who are or may be a customer at the Terminals) any commercial information, including, without limitation, compensation or payment terms, contained in any contract or agreement provided to the Company hereunder for its review or approval without the consent of the other Members. No press release or other public announcement related to the Terminals or the business of the Company shall be made by the Operator or Operator Personnel without the prior written consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, no Party shall disclose any Confidential Information if such disclosure (i) would require disclosure to any third parties pursuant to §15(13) of the Interstate Commerce Act [49 U.S.C. 15(13) (1976)] or (ii) is otherwise prohibited by Applicable Law, including under the Interstate Commerce Act.

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ARTICLE 3

PAYMENT OF COST OF SERVICES

3.1    Specific Project Costs. Subject to the provisions of this Section 3.1 (Specific Project Costs), the Operator shall pay, or cause to be paid, (a) all authorized and approved (as contemplated in Section 4.3 (Authorization)) costs and expenses incurred in connection with its performance of the Services and (b) all authorized and approved (as contemplated in Section 4.3 (Authorization)) financial obligations of the Company related to the Terminals that may be due and owing (clauses (a) and (b) collectively, the “Specific Project Costs”) either out of the Company’s bank account(s) (the “Accounts”), out of its own funds or its Affiliate’s funds; provided that the Company shall fully reimburse the Operator or its designee for any and all Specific Project Costs the Operator or its Affiliate pays out of its own funds. Any payment made by the Operator or its Affiliate under this Section 3.1 (Specific Project Costs) shall not be deemed to be a waiver by the Company of the Company’s right to audit any related invoice in accordance with Section 5.2 (Audits). The Company shall ensure that the Operator or its Affiliate is duly authorized to draw upon all of the Accounts (and shall make all necessary arrangements with its financial institution(s)) for purposes of permitting the Operator or its Affiliate to pay (or reimburse itself or its Affiliate for) the Specific Project Costs. In the event the Operator reasonably anticipates that the funds in the Accounts are not sufficient to pay (or reimburse itself or its Affiliate for) the Specific Project Costs due for any month, then the Operator or Operator Personnel shall request the Company to cause sufficient funds to be deposited in the Accounts to cover all such anticipated Specific Project Costs and shall provide the Company with reasonable documentation to support such request.

3.2    Allocated Costs. The Parties recognize that the Services to be performed hereunder shall be performed in conjunction with the operation of other pipeline systems, production platforms, storage terminals and associated facilities owned or operated by the Operator or its Affiliates, and that certain resources, services and mobilizations will be shared in order to gain operational efficiencies which inure to the mutual benefit of all such systems, platforms and facilities. Costs associated with the activities mentioned above will be allocated to each facility (including the Terminals if applicable) on an equitable basis in accordance with the benefit to such facility from the expenditure of such costs. The methodology of such allocation will be determined, or caused to be determined, in good faith by the Operator; examples of Allocated Costs categories are found in Exhibit B (Accounting Procedures) attached hereto. The portion of the costs so allocated to the Terminals shall be the “Allocated Costs.” Details of any Allocated Costs shall be made available to the Company as reasonably requested by the Company and shall be subject to the audit provisions set forth herein.

3.3    Cost of Services. The total of the Specific Project Costs and the Allocated Costs shall be the “Cost of Services.” To the extent not so specified, billing and payment of the Cost of Services shall occur pursuant to any applicable intercompany services agreement or pursuant to standard intercompany billing and payment practices of United States based companies in the Royal Dutch Shell plc group.

3.4    Payment of Operator Personnel. The Company shall not be responsible for any claims brought by Operator Personnel for non-payment of any and all salaries, wages,

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contributions, withholding deductions or taxes measured by such salaries, wages or compensation owed or owing by the Operator (or its Affiliate) to such Persons, and the Operator will release, defend and indemnify the Company for and against any such claims, including attorneys’ fees and costs. Any such indemnification shall be treated for tax purposes as an adjustment to the Cost of Services.

3.5    Taxes. All taxes imposed by any federal, state, municipal or other government agency arising out of the Company’s possession or use of any deliverable pursuant to this Operating Agreement and actually paid by the Operator or SPLC, including, without limitation, all sales and use taxes, but excluding any taxes based on the net income of Operator or SPLC as required by the United States government or any state, municipal or other governmental agency, shall be reimbursed by the Company to the Operator or SPLC, as applicable.

3.6    Duplication. For the avoidance of doubt, the Cost of Services charged to the Company pursuant to this Operating Agreement will be in addition to, and not in duplication of, the functions performed pursuant to the Omnibus Agreement, and neither the Operator nor Operator’s Affiliates shall be entitled to reimbursement under this Operating Agreement for any costs or expenses for which Operator or Operator’s Affiliate is entitled to payment or reimbursement as part of the Administrative Fee or otherwise under the Omnibus Agreement.

ARTICLE 4

OPERATING BUDGET AND CAPITAL BUDGET

4.1    Submittal. A formal and reasonably detailed operating budget (the “Operating Budget”) and capital budget (the “Capital Budget”) will be prepared by the Operator or Operator Personnel and submitted to the Company, along with reasonable supporting documentation, including economic or other justification for capital projects, by October 1st of each year, applicable to the following calendar year. Notwithstanding the foregoing, the operating and capital budgets adopted by Operator for the Terminals for the 2017 calendar year shall be the 2017 “Operating Budget” and “Capital Budget” for such assets for the remainder of the 2017 calendar year. The Operating Budget and the Capital Budget shall reflect costs and expenses consistent with the Services and standard of care stipulated in this Operating Agreement and shall set forth (a) the sums actually expended during the previous calendar year; (b) an updated forecast of the sums to be expended during the current calendar year; (c) the sums it proposes to expend during the next calendar year; and (d) such other information as is reasonably requested by the Company.

4.2    Approval. Within forty-five (45) calendar days of the submission by the Operator to the Company of the Operating Budget and the Capital Budget as set forth in Section 4.1 (Submittal), the Company shall notify the Operator or its designee in writing of its approval of such budgets in their entirety or, if applicable, the budgeted items it approves and the budgeted items it disputes; it being understood that any line item not approved by the Company shall be deemed disputed by the Company. Any disputed line item shall be considered a Dispute to be resolved in accordance with Article 10 (ARBITRATION). Until such time as such Dispute is resolved, the last approved Operating Budget for the line item in dispute (as it pertains to routine, operational matters and not capital projects under the Capital Budget), increased by ten percent (10%), will govern expenditures until a new Operating Budget for such line item has been approved by the Company for the upcoming calendar year.

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4.3    Authorization. That portion of the then-current Operating Budget and the Capital Budget approved by the Company hereunder shall constitute authorization for the Operator to perform, or cause to be performed, the Services contemplated therein. The Operator and Operator Personnel are only authorized to expend the following amounts in connection with its performance of the Services: (a) any approved amounts under the Operating Budget and the Capital Budget and (b) such additional expenditures as the Operator determines, in its reasonable judgment, are necessary because of an Emergency or to assure the continued ordinary course operation of the applicable Terminal and its business. The Operator or Operator Personnel, as applicable, shall obtain the Company’s approval prior to the expenditure of any amounts not included in those amounts described in clauses (a) and (b) of the immediately preceding sentence. Regardless of whether prior approval is required, Operator shall have the duty to notify, or cause to notify, Company as soon as practicable after any Emergency of any expenditures required under (b) above.

ARTICLE 5

BOOKS, RECORDS AND AUDITING

5.1    Books and Records. The Operator shall, and shall cause its Affiliates to, maintain full, complete, true and accurate books and records of the Company in accordance with the terms of the LLC Agreement.

5.2    Audits. The Company shall have the right, upon thirty (30) calendar days’ prior written notice to the Operator or its designee, and at reasonable times during usual business hours of the Operator or its Affiliates to audit, examine and make copies of the books and records referred to in Section 5.1 (Books and Records); provided that such audit does not unreasonably interfere with the operations of the Operator or its Affiliates. The Company may exercise such right through an independent public accountant, engineer, attorney or other consultant so designated. The Company shall bear all costs and expenses incurred in connection with any inspection, examination or audit. The Operator shall, and shall cause its Affiliates to, review and respond in a timely manner, not to exceed ninety (90) calendar days, to any claims or inquiries made by the Company regarding matters revealed by any such inspection, examination or audit. The Parties agree that if a claim is made by the Company regarding matters revealed by any such inspection, examination or audit which is not resolved within a period not to exceed ninety (90) calendar days after the Company sends the claim to the Operator or its designee, said claim shall be referred to arbitration as provided in Section 10 (Arbitration). If the Company does not challenge any financial statement or invoice submitted by the Operator or its designee to the Company within two (2) calendar years after the end of the calendar year of the date of such financial statement or invoice, such financial statement or invoice shall be presumed to be accurate. If any audit reveals an error in any invoice paid by the Company resulting in an overpayment by the Company, the Operator or its designee shall reimburse the Company for the amount of such overpayment, together with interest thereon at the Interest Rate during the period from the date such invoice was paid until the date the Operator or its designee reimburses the

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Company for such overpayment. If any audit reveals an error in any invoice paid by the Company resulting in an underpayment by the Company, the Company shall pay the Operator or its designee for the amount of such underpayment. Notwithstanding anything in this Section 5.2 (Audits) to the contrary, the Operator is not obligated to disclose or make available to the Company any information prohibited by Applicable Law or restricted by contractual obligations of confidentiality.

5.3    Physical Inspection. The Company shall have the right, upon reasonable prior written notice to the Operator or its designee, and at reasonable times during usual business hours of the Operator or its Affiliates, to inspect the Terminals or any other physical assets held or operated by the Operator on behalf of the Company, subject to the usual and customary safety and security restrictions developed, observed and enforced in the ordinary course at such Terminals and communicated to the Company. The Company may exercise such right through any of its officers or any other duly authorized representative of the Company designated in writing by it. The Company shall bear all costs, risks, liabilities and expenses incurred in connection with such inspection. The Operator or Operator Personnel shall review and respond in a timely manner to any claims or inquiries made by the Company regarding matters revealed by such inspection.

ARTICLE 6

INDEMNITY

6.1    Limitation of Liability. In no event shall the Operator, its representatives, its Affiliates, and their respective directors, officers, employees, and agents (the “Operator Parties”) be liable to the Company, any of the Company’s Members, or any managers of the Company or any of its members (the “Company Parties”) for any Losses that arise out of, relate to or are otherwise attributable to, directly or indirectly, the performance or non-performance of the Services, except to the extent that they are caused by the fraud, gross negligence, or willful misconduct of any of the Operator Parties, whether sole or concurrent. This Section 6.1 (Limitation of Liability) specifically protects the Operator Parties against such Losses even if they are caused by the negligence, strict liability, or other fault or responsibility (short of fraud, gross negligence, or willful misconduct) of any Operator Party.

6.2    Indemnification of Operator. Subject to Section 3.4 (Payment of Personnel) and Section 6.4 (Disclaimer by Company of Certain Damages), during the term of this Operating Agreement, the Company shall indemnify, protect, defend, release, and hold harmless each Operator Party from and against any Losses asserted by or on behalf of any Person that arise out of, relate to, or are otherwise attributable to, directly or indirectly, any of the following, except to the extent they are caused by the fraud, gross negligence, or willful misconduct (whether sole or concurrent) of any Operator Party: (a) the performance or non-performance of the Services by any Operator Party; (b) acts and omissions on, about or concerning the Terminals by a Company Party or any subcontractor or invitee of the Company; and (c) the condition of the Terminals, including but not limited to its environmental condition and compliance (or lack of compliance) with Applicable Law, including but not limited to environmental laws. This Section 6.2

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(Indemnification of Operator) specifically protects the Operator Parties against such Losses even if they are caused by the negligence, strict liability or other fault or responsibility (short of fraud, gross negligence or willful misconduct, whether sole or concurrent) of any Operator Party.

6.3    Disclaimer by Operator of Certain Damages. In no event shall any Operator Party be liable to any Company Party for any lost or prospective Profits or any other consequential, special, indirect, incidental, punitive or exemplary losses or damages that arise out of, relate to or are otherwise attributable to, directly or indirectly, the performance or non-performance of the Services. This Section 6.3 (Disclaimer by Operator of Certain Damages) specifically protects the Operator Parties against such damages even if they are caused by the fraud, negligence, gross negligence, willful misconduct, strict liability or other fault or responsibility of any Operator Party. Notwithstanding anything to the contrary in this Section 6.3 (Disclaimer by Operator of Certain Damages), if any Company Party is held liable to a third party for any such damages and the Operator is obligated to indemnify such Company Party for the matter that gave rise to such damages pursuant to this Operating Agreement, then the Operator shall be liable for, and obligated to reimburse such Company Party for, such damages.

6.4    Disclaimer by Company of Certain Damages. In no event shall any Company Party be liable to any Operator Party for any lost or prospective profits or any other consequential, special, indirect, incidental, punitive or exemplary losses or damages that arise out of, relate to or are otherwise attributable to, directly or indirectly, the performance or non-performance of the Services. This Section 6.4 (Disclaimer by Company of Certain Damages) specifically protects the Company Parties against such damages even if they are caused by the fraud, negligence, gross negligence, willful misconduct, strict liability or other fault or responsibility of any Company Party. Notwithstanding anything to the contrary in this Section 6.4 (Disclaimer by Company of Certain Damages), if any Operator Party is held liable to a third party for any such damages and the Company is obligated to indemnify such Operator Party for the matter that gave rise to such damages pursuant to this Operating Agreement, then the Company shall be liable for, and obligated to reimburse such Operator Party for, such damages.

6.5    Disclaimer of Representations and Warranties. Except as expressly set forth in this Operating Agreement, the Operator makes no representations or warranties (expressed, implied, oral or otherwise) regarding any aspect of its performance of (or failure to perform) the Services or its other duties and obligations under this Operating Agreement, including any representations or warranties with respect to merchantability, fitness for a particular purpose, suitability, freedom from defects, quality, value, workmanship, condition, compliance with applicable law, title or environmental matters. Except as expressly set forth in this Operating Agreement, the Operator disclaims and negates, and the Company waives, any such representations or warranties. In no event shall any Operator Party be liable to any Company Party for any Losses that arise out of, relate to or are otherwise attributable to, directly or indirectly, any such Operator-disclaimed representations or warranties. The Company acknowledges and agrees that it is not relying on any such representations or warranties, and that the Services are to be

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performed by the Operator “AS-IS” and “WHERE-IS,” with all faults (short of fraud, gross negligence or willful misconduct). This Section 6.5 (Disclaimer of Representations and Warranties) specifically protects the Operator Parties against such Losses even if they are caused by the negligence, strict liability or other fault or responsibility (short of fraud, gross negligence or willful misconduct) of any Operator Party.

6.6    Warranties by Vendors and Subcontractors. With respect to agreements with vendors, suppliers and subcontractors entered into after the date of this Operating Agreement, the Operator shall use (and shall direct its Affiliates and Operator Personnel to use) commercially reasonable efforts, as agent for the Company, to secure from vendors, suppliers and subcontractors for the Company’s benefit, such warranties and guarantees as may be available on commercially reasonable terms regarding supplies, materials, equipment and services purchased for the Terminals and to enforce such warranties and guarantees on behalf of the Company. As regards to any equipment, materials, supplies or services obtained by the Operator from its (or its Affiliate’s) vendors, suppliers and subcontractors, the only warranties, if any, applicable thereto and available to the Company shall be those offered by such vendors, suppliers and subcontractors and the Operator makes no express or implied warranty or implied warranty, guaranty or representation, including any express or implied warranty of fitness for particular purpose, suitability or merchantability regarding any such equipment, materials, supplies or services. Subject to the last sentence of this Section 6.6 (Warranties by Vendors and Subcontractors), the Company’s exclusive remedies with respect to equipment, materials, supplies or services obtained by the Operator from its (or its Affiliate’s) vendors, suppliers and subcontractors shall be those under the vendor, supplier and subcontractor warranties referenced above and the Operator’s only obligation, arising out of or in connection with any such warranty or breach thereof, shall be to use diligent efforts to enforce such warranties and the Company shall have no other remedies against the Operator with respect to equipment, materials, supplies or services obtained by the Operator from its (or its Affiliate’s) vendors, suppliers and subcontractors. Nothing contained in this Section 6.6 (Warranties by Vendors and Subcontractors) shall be construed as relieving the Operator of its obligations under this Operating Agreement or limiting the rights of the Company under other provisions of this Operating Agreement.

6.7    Indemnities by Vendors and Subcontractors. With respect to agreements with vendors, suppliers and subcontractors entered into after the date of this Operating Agreement, the Operator shall use (and shall direct its Affiliates and Operator Personnel to use) reasonable efforts, as agent for the Company, to secure from vendors, suppliers and subcontractors, for the Company’s benefit, such indemnities as may be available on commercially reasonable terms regarding supplies, materials, equipment and services purchased for the Terminals and to enforce such indemnities on behalf of the Company.

ARTICLE 7

FORCE MAJEURE

7.1    Force Majeure. A Party’s obligation under this Operating Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force

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Majeure from any obligation to pay money due under this Operating Agreement. The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Party of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting the Operator or Operator Personnel, the Operator shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates.

ARTICLE 8

TERM AND TERMINATION

8.1    Term. This Operating Agreement shall become effective on the Effective Date of this Operating Agreement and shall remain in full force and effect until the earlier of (i) two years from the Effective Date, unless the Operator and the Company mutually agree to extend the term of the agreement (ii) a termination pursuant to Sections 8.2 (Termination by the Company) or (iii) a termination pursuant to Section 8.3 (Termination by the Operator).

8.2    Termination by the Company.

(a)    Upon the occurrence of any of the following events, the Company may terminate this Operating Agreement by giving written notice of such termination to the Operator or its designee:

(i)     the LLC Agreement is terminated for any reason;

(ii)    the Operator becomes Bankrupt;

(iii)    the Operator dissolves and commences liquidation or winding-up; or

(iv)    the Operator fails to cure a material breach of any provision of this Operating Agreement within thirty (30) calendar days after receiving written notice from the Company of such breach; provided, however, if such breach is not capable of being cured within such thirty (30) calendar day period, such cure period shall be extended; provided that the Operator promptly commences efforts to cure such breach and prosecutes such curative efforts to completion within a reasonable time, as deemed by the Company.

(b)    Any termination under Section 8.2(a) (Termination by the Company) shall become effective immediately upon delivery of the notice first described in Section 8.2(a) (Termination by the Company), or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Company.

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(c)    The Company may terminate this Operating Agreement for any reason by giving at least one hundred eighty (180) calendar days’ prior written notice of such termination to the Operator.

8.3    Termination by the Operator.

(a)    Upon the occurrence of any of the following events, the Operator may terminate this Operating Agreement by giving written notice of such termination to the Company:

(i)    the LLC Agreement is terminated for any reason;

(ii)    the Company becomes Bankrupt;

(iii)    the Company dissolves and commences liquidation or winding-up under the LLC Agreement; or

(iv)    the Company fails to cure a material breach of any provision of this Operating Agreement within thirty (30) calendar days after receiving written notice from the Operator of such breach; provided, however, if such breach is not capable of being cured within such thirty (30) calendar day period, such cure period shall be extended, provided that the Company promptly commences substantial efforts to cure such breach and prosecutes such curative efforts to completion within a reasonable time, as deemed by the Operator.

(b)    Any termination under Section 8.3(a) (Termination by the Operator) shall become effective immediately upon delivery of the notice first described in Section 8.3 (Termination by the Operator).

(c)    The Operator may terminate this Operating Agreement for any reason by giving at least one hundred eighty (180) calendar days’ prior written notice of such termination to the Company.

8.4    Termination of SPLC as a Party.

(a) Operator or SPLC may terminate SPLC as a Party to this Operating Agreement, and thereby the obligations under Section 2.6 and Exhibit E, for any reason by giving at least one hundred eight (180) calendar days’ prior written notice of such termination to the other Parties.

(b) For the avoidance of doubt, any termination of SPLC as a Party pursuant to this Section 8.4 shall not have any effect on the rights and obligations of the Company and Operator hereunder.

8.5    Effect of Termination. If this Operating Agreement is terminated in accordance with this Article 8 (TERM AND TERMINATION), all rights and obligations under this Operating Agreement shall cease except for:

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(a)    obligations that expressly survive termination of this Operating Agreement, including, without limitation, the obligations set forth in Section 8.6 (Operator’s Continued Performance);

(b)    liabilities and obligations that have been incurred prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination; and

(c)    the obligation to pay any portion of the Cost of Services that have been incurred prior to such termination, even if such portion has not become due and payable at that time; provided, however, that any payment obligation disputed by the Company in accordance with Article 10 (ARBITRATION) shall not become due and payable until settled or otherwise resolved pursuant to Article 10 (ARBITRATION).

Upon termination of this Operating Agreement for any reason, the Operator or its designee shall deliver to the Company (i) any and all books, design drawings, rights-of-ways and records of the Company and all other material(s) related to the operation and administration of the Terminals and (ii) originals of permits, licenses and other authorizations related to the operation of the Terminals, to the extent the Operator or Operator Personnel were ever provided with such originals.

8.6    Operator’s Continued Performance. If the Company elects to terminate this Operating Agreement pursuant to Section 8.2(a) (Termination by the Company), the Company may require that the effective date of such termination be delayed for up to thirty (30) Business Days after the date specified in the Company’s termination notice as the termination date of this Operating Agreement, in which case the Operator shall continue to perform, or cause to be performed, all of the duties, responsibilities and obligations of the Operator hereunder for a reasonable period of time not to exceed thirty (30) Business Days from the date of such termination notice or until such time as the successor operator takes over such duties, responsibilities and obligations, if earlier. The Company shall reimburse the Operator or its designee in accordance with Section 3.3 (Cost of Services) for any and all costs and expenses incurred by the Operator or its designee pursuant to the preceding sentence. If the Operator elects to terminate this Operating Agreement pursuant to Section 8.3(c) (Termination by the Operator) and the successor operator is not able to take over the duties, responsibilities and obligations of the Operator at the effective date of termination of this Operating Agreement, the Parties agree to negotiate a transition services agreement on commercial terms to be agreed among the Parties and on other reasonable and customary terms for the Operator to continue to perform, or cause to be performed, such duties, responsibilities and obligations of the Operator as agreed to for a reasonable period of time not to exceed one hundred eighty (180) calendar days or until such time as the successor operator takes over such duties, responsibilities and obligations, if earlier.

ARTICLE 9

NOTICES AND REPORTS

9.1    Notices and Reports.

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(a)    Any notice, notification, demand or request provided or permitted to be given under this Operating Agreement by either Party to the other must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) FedEx or other comparable overnight courier, or (ii) registered or certified mail, postage prepaid, return receipt requested.

(b)    For purposes of all notices, the addresses and facsimile numbers of the Parties shall be as follows; provided that either Party may designate any other address in substitution for the address set forth below by five (5) Business Days’ notice duly given hereunder to the other Party:

(i)	if to the Company:

Triton West LLC

150 N. Dairy Ashford Rd., Bldg A – Floor 6

Houston, Texas 77079

Attn: Vice President

(ii)	if to the Operator:

Shell Midstream Partners GP LLC

150 N. Dairy Ashford Rd., Bldg A – Floor 6

Houston, Texas 77079

Attn: President

(iii)	if to SPLC:

Shell Pipeline Company LP

150 N. Dairy Ashford Rd., Bldg A – Floor 6

Houston, Texas 77079

Attn: President

(c)    All notices, notifications, demands or requests so given shall be deemed given and received (i) if sent via FedEx or other comparable overnight courier, the next Business Day after being deposited with such courier, or (ii) if mailed, five (5) Business Days after being deposited in the mail. Copies of all notices submitted by the Operator or its designee to the Company under this Operating Agreement shall be sent by the Operator to each of the Members at the address to which notices are to be given as provided under the LLC Agreement.

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ARTICLE 10

ARBITRATION

10.1    Arbitration.

(a)    Any dispute, controversy or claim arising out of or in connection with this Operating Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the arbitration rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Operating Agreement.

(b)    The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the Rules.

(c)    The seat of the arbitration shall be Houston, Texas.

(d)    The language of the arbitration shall be English.

(e)    Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the parties to this Operating Agreement. The parties to this Operating Agreement undertake to carry out the award without delay.

(f)    All aspects of the arbitration shall be confidential. Save to the extent required by law or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation, or any partial or final award or order or any other matter connected with the arbitration shall be disclosed to any other person by either Party or its counsel, agents, corporate parents, affiliates or subsidiaries without the prior written consent of the other Party.

(g)    Nothing in this Section 10.1 shall be construed as preventing any party from seeking conservatory or similar interim relief from any court with competent jurisdiction.

(h)    In respect of any Dispute, each Party to this Operating Agreement expressly waives any right to claim or recover from the other Party and the Tribunal is not empowered to award punitive, exemplary, moral, multiple or similar non compensatory damages.

(i)    Articles 3 and 9 of the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.

(j)    Each Party hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court or other judicial authority to determine any preliminary point of law, except as expressly provided in Section 10.1(g) (Arbitration) and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, other than on the same grounds on which recognition and enforcement of an award may be refused under Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.

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(k)    Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.

(l)    Arbitration shall be commenced within four (4) years of the date of the activities giving rise to the Dispute. The parties hereby waive their right to arbitrate or contest in any forum Disputes arising outside this four (4)-year period, notwithstanding any longer periods generally available under any otherwise Applicable Law.

(m)    The responsibility for paying the costs and expenses of the arbitration, including compensation to the arbitrator, shall be allocated among the parties to this Operating Agreement in a manner determined by the arbitrator to be fair and reasonable under the circumstances. Each Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to the other Party.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1    Governing Law; Severability. THIS OPERATING AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS OPERATING AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Operating Agreement or the application thereof to either Party or any circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Operating Agreement and the application of that provision to the other Party or other circumstances is not affected thereby, and (b) the Parties shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Parties in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

11.2    Binding Effect. This Operating Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, permitted successors and assigns.

11.3    Laws and Regulatory Bodies . This Operating Agreement, the operation of the Terminals and the rights and obligations of the Company and the Operator hereunder shall be subject to all Applicable Law.

11.4    Waiver. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the other Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the other Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

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11.5    Amendment. This Operating Agreement may not be modified or amended except by written agreement of the Parties.

11.6    Headings. The headings contained in this Operating Agreement are for convenience of reference only and do not constitute part of this Operating Agreement.

11.7    Further Assurances. Each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Operating Agreement.

11.8    Equal Opportunity. In performing its obligations under this Operating Agreement, neither the Operator nor SPLC will discriminate against any employee or applicant for employment or contractor on account of race, creed, color, religion, sex, national origin, age or handicap and will comply with all provisions of Applicable Law related thereto. The provisions of this section shall be applicable to any Assigned Employee, contractor, subcontractor or consultant retained in connection herewith.

11.9    Liens and Encumbrances. The Operator shall not create, suffer or permit to exist, and shall promptly remove and discharge, any lien, charge, security interest or other encumbrance against any property of the Company or any monies due or to become due for any work performed or materials furnished to the Company in connection with this Operating Agreement other than liens for amounts not yet due or amounts being contested in good faith by the Operator or Operator Personnel; provided that it is expressly understood that the Operator shall not be responsible for removing or discharging any such lien, charge, security interest or other encumbrance associated with any work performed or materials furnished pursuant to agreements entered into by the Company or by the Operator (or Operator Personnel) directly with third parties.

11.10    Assignment. Except as other provided herein, neither Party shall assign its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that either Party may transfer its rights and obligations hereunder to an Affiliate upon written notice to the other Party, without the prior written consent of such other Party.

11.11    Emergency Equitable Relief. Nothing herein shall prevent the Company from seeking equitable relief, including but not limited to specific performance, injunction or other similar remedies as a result of the Operator’s breach of this Operating Agreement.

11.12    Anti-Bribery and Anti-Corruption. The Parties shall comply with the anti-bribery and anti-corruption provisions attached hereto as Exhibit E.

11.13    Entire Agreement/Conflicts. This Operating Agreement, as well as the Exhibits and Schedules thereto, constitutes the entire agreement of the Parties relating to the relationship hereunder and subject matter hereof and supersede all provisions and concepts

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contained in all prior contracts or agreements between the Parties with respect to such relationship and subject matter, whether oral or written. In the event of conflict between the terms of the Operating Agreement and any Exhibits or Schedules, the provisions of the Operating Agreement shall control.

11.14    Counterparts. This Operating Agreement may be executed by facsimile and/or in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

11.15    Remedies. Except as expressly provided herein, the remedies created by this Operating Agreement are cumulative and in addition to any other remedies otherwise available at law or in equity.

11.16    Survival. The provisions contained in Section 5.2 (Audits), Article 6 (INDEMNITY), Article 7 (FORCE MAJEURE), Section 8.6 (Operator’s Continued Performance), Article 9 (NOTICES AND REPORTS), Article 10 (ARBITRATION), Section 11.1 (Governing Law; Severability), Section 11.3 (Laws and Regulatory Bodies) and Section 11.15 (Remedies) shall survive the termination of this Operating Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Operating Agreement as of the date first set forth in this Operating Agreement.

Triton West LLC

By:	Shell Midstream Operating LLC, its sole member

By:	Shell Midstream Partners, L.P., sole member of Shell Midstream Operating LLC

By:	Shell Midstream Partners GP LLC, its General Partner

By:
Name: John H. Hollowell
Title: President and Chief Executive Officer

Shell Midstream Partners GP LLC

By:
Name: John H. Hollowell
Title: President and Chief Executive Officer

Shell Pipeline Company LP

By:	Shell Pipeline GP LLC, its general partner

By:
Name: Kevin M. Nichols
Title: Vice President — Commercial